UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                  May 25, 2004
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                            HEADWATERS INCORPORATED
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Delaware                        0-27808                87-0547337
 -------------------------------   ------------------------  -------------------
 (State or other jurisdiction of   (Commission File Number)     (IRS Employer
         incorporation)                                      Identification No.)

                   10653 South River Front Parkway, Suite 300
                             South Jordan, UT 84095
                   -------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (801) 984-9400
               ---------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
           ------------------------------------------------------------
          (Former name or former address, if changed since last report)

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This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, operations of facilities utilizing alternative fuel technologies, the marketing of synthetic fuels, the availability of tax credits, the availability of feed stocks, the receipt of licensing fees, royalties, and product sales revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, including without limitation, our proposed Eldorado acquisition, and other information about Headwaters. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. For a discussion of the factors that could cause actual results to differ from expectations, please see the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 of our Form 10-K for the year ended September 30, 2003 and the Risk Factors described in Item 5 below. There can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the applicable report.


Item 2: Probable Acquisition of Eldorado Stone, LLC

As described in Headwaters' Form 8-K filed on April 22, 2004, Headwaters entered into a purchase agreement to acquire the ownership interests of Eldorado Stone, LLC, a leading manufacturer of architectural manufactured stone based in San Marcos, California. Eldorado Stone will become a wholly-owned subsidiary of Headwaters, integrated into its construction materials segment. The acquisition, which is subject to completion of financing and other customary conditions, is expected to close in June 2004.

The total purchase price for Eldorado Stone, excluding estimated expenses of approximately $3,500,000, is expected to be approximately $202,500,000. The calculation of the final purchase price will vary based on certain adjustments at the time of closing as well as total closing and transaction costs. Headwaters will use existing cash, financing available under its new credit facility and new financing to be obtained prior to closing to pay for the acquisition.


Item 5: Other Events and Regulation FD Disclosure - Updated List of Risk Factors for Outstanding Effective Forms S-3 and S-8

Headwaters currently has several outstanding effective Forms S-3 and Forms S-8. The following list of risk factors supercedes and replaces the Risk Factors section in the Prospectus of each of the following registration statements on Form S-3 or Form S-8: 333-34488, 333-67371, 333-76724, 333-79385, 333-96919,
333-39674, 333-39676, 333-39678, 333-100322, and 333-103527. In addition, these risk factors may also be incorporated into future registration statements that we may file.

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Risk Factors

Risks relating to our proposed Eldorado Acquisition

If the Eldorado Acquisition is not completed, we may not be able to use the net proceeds of our proposed financing in a manner that would provide benefits similar to the intended benefits of the Eldorado Acquisition, and our results of operations could suffer and the market price of our common stock could decline.

On April 21, 2004, we entered into an agreement to purchase all of the outstanding equity of Eldorado Stone, LLC ("Eldorado"). Eldorado manufactures, distributes and sells the Eldorado Stone(TM) brand of architectural manufactured stone. The total purchase price for the acquisition of Eldorado (the "Eldorado Acquisition") is approximately $202.5 million in cash.

The closing of the Eldorado Acquisition is conditioned upon the consummation of financing (which is intended to be the net proceeds from a proposed offering of $150 million of convertible senior subordinated notes due 2016 (the "Convertible Notes"), approximately an additional $50 million in new borrowings under our senior secured credit facility and internally generated cash), the expiration or termination of all applicable HSR waiting periods and other customary closing conditions. The requests of Headwaters and Eldorado for early termination of the waiting periods applicable under HSR have been granted. While we have no reason to believe that all other conditions to closing will not be satisfied, there can be no assurance that we will consummate the acquisition. If the Eldorado Acquisition is not completed, we will have incurred substantial expenses, including those related to the financing. In addition, it is unlikely we will have an immediate use for the net proceeds of the Convertible Notes other than to invest such amounts in short-term marketable securities that are likely to yield less interest than we will pay on the Convertible Notes. If we do not complete the Eldorado Acquisition and are not able to use the net proceeds of the offering of Convertible Notes in a manner that would provide benefits similar to the intended benefits of the Eldorado Acquisition, our results of operations could suffer and the market price of our common stock could decline. In the event that the Eldorado Acquisition does not close for any reason, we intend to use the net proceeds from the offering of Convertible Notes for general corporate purposes, including to fund acquisitions of complementary businesses in the chemical, energy, building products and related industries. See "Risks Relating to Our Business-Our business strategy to grow through acquisitions may not be successful."

If we do not successfully integrate Eldorado with our existing business, we may not realize the expected benefits of the acquisition.

There is a significant degree of difficulty and management distraction inherent in the process of integrating Eldorado, even though we expect that senior management of Eldorado will continue to operate the business after closing. These difficulties include:

         -Integrating Eldorado with our construction materials business, American Construction Materials, Inc. ("ACM"), while maintaining the ongoing operations of each business;
         -Coordinating geographically separate organizations;
         -Integrating the business cultures of the companies, which may prove to be incompatible; and
         -Retaining key officers and personnel.

Eldorado has a work force of approximately 1,500 employees. The combination with Headwaters will result in the combined company having more than 2,500 employees, which substantially increases Headwaters' current workforce. Integration of these additional employees, many of whom are manufacturing plant workers, could result in integration issues, including issues related to human resource benefit plans and an increase in EEOC claims and claims for workers compensation.

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As we integrate Eldorado into our business, we will have increased significantly our employee base, sales and products. We cannot assure you that we can realize our strategy to integrate the Eldorado and ACM sales forces and distribution networks or to sell ACM products through the Eldorado Stone(TM) brand. The integration process will require us to expand significantly our operational and financial systems, which will increase the operating complexity of our systems. Implementation of controls, systems and procedures may be costly and time-consuming.

We cannot assure you that we will successfully or cost-effectively integrate the businesses. The failure to do so could have a material adverse effect on our business, financial condition and results of operations. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of Eldorado or our existing businesses. Members of Headwaters' and ISG's senior management may be required to devote considerable amounts of time to the integration, which could decrease the time they will have to manage Headwaters' existing businesses, with an adverse effect on providing services to existing customers and developing new customers and products.

If Headwaters cannot invest additional capital into Eldorado, we may not realize the intended benefits of the acquisition.

In the year ended December 31, 2003, Eldorado made capital expenditures of approximately $8.5 million. Such expenditures may be insufficient to continue Eldorado's growth and Headwaters believes that additional capital will be required for growth and other purposes, including some retrofitting of plants to enable the use of fly ash as a replacement for cement in the construction of manufactured stone.

Headwaters has limited manufacturing experience and may not be able to efficiently manage Eldorado's manufacturing plants.

Eldorado has manufacturing facilities in nine locations throughout the United States. Headwaters has limited manufacturing experience and may not be able to resolve manufacturing issues or increase efficiencies at manufacturing plants. In addition, Eldorado is in the process of obtaining requisite environmental permits for its manufacturing facilities. We cannot assure you that Eldorado can obtain such permits in a timely manner or at all, and failure to obtain such permits may result in additional costs and/or fines.

Eldorado's market is seasonal and cyclical, and factors affecting the residential construction market may adversely affect our business.

Eldorado's market is seasonal and cyclical. The majority of Eldorado's sales are in the residential construction market. If there is an increase in interest rates or any slow down in new housing starts or remodeling activities, there may be a negative effect on Eldorado's sales and our business could be adversely affected.

Eldorado faces significant competition.

Eldorado competes with both national and regional manufacturers and suppliers of architectural stone veneer products. On the national level, Eldorado's primary competitor is Cultured Stone, a division of Owens Corning. Certain of Eldorado's competitors, including Owens Corning, may have greater financial, manufacturing and distribution resources than Headwaters.

Eldorado is subject to ongoing litigation matters.

Eldorado is a party to some significant legal proceedings and is subject to potential claims regarding the operation of its business. These claims include allegations of employee harassment, unfair labor practices, retaliatory discharge, negligence, breach of contract, and defective products. These proceedings will require that we incur substantial costs, including attorneys'

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fees, managerial time and other personnel resources and costs in pursuing resolution. Adverse resolution of these proceedings could have a materially adverse effect on our business.

Risks Relating to Our Business

The profitability of Covol Fuels depends on the continued existence of tax credits under Section 29 of the Internal Revenue Code, which is scheduled to expire on December 31, 2007.

Covol Fuels' license fees and revenues from sales of chemical reagents depend on the ability of our licensees and customers to manufacture and sell qualified synthetic fuels that generate tax credits. Under current law, Section 29 tax credits are not available for synthetic fuel sold after December 31, 2007. In addition, there have been initiatives from time to time to consider the early repeal or modification of Section 29. Recently, a bill has been introduced in the United States House of Representatives that would repeal the Section 29 credit for synthetic fuel produced from coal. If Section 29 expires at the end of 2007 or if it is repealed or adversely modified, synthetic fuel facilities would probably either close or substantially curtail production. At this time, given current prices of coal and costs of synthetic fuel production, we do not believe that production of synthetic fuel will be profitable absent the tax credits. In addition, if our licensees close their facilities or materially reduce production activities (whether after 2007, upon earlier repeal or adverse modification of Section 29 or for any other reason), it would have a material adverse effect on the revenues and net income of Headwaters.

Furthermore, Section 29 tax credits are subject to phase-out after the unregulated oil price reaches $50.14 per barrel (the trading price on May 11, 2004 was $40.08 per barrel), adjusted annually for inflation.

Ongoing financial profitability of Covol Fuels depends upon our licensees' demand for Section 29 tax credits, which in turn depends on our licensees' taxable income.

Covol Fuels' business depends upon the ability of our licensees and chemical reagent customers to utilize Section 29 tax credits. Their ability to utilize tax credits, in turn, depends upon their other taxable income. A decline in the profitability of our licensees could reduce their ability to utilize tax credits, and, in turn, could lead to a reduction in the production of synthetic fuel at their facilities. Such licensees could sell their facilities to a taxpayer with more capacity to utilize the tax credits, but any such transfer could result in short-term or long-term disruption of operations. Accordingly, the decline in profitability of our licensees or chemical reagent customers could have a material adverse effect on the revenues and net income of Headwaters.

IRS reviews under Section 29 may adversely affect our licensees' production of synthetic fuel.

The issuance of PLRs under Section 29 by the IRS is important to the willingness of the owners of synthetic fuel facilities to operate and to their ability to transfer ownership of those facilities. However, PLRs may be modified or revoked by the IRS.

The IRS has suspended the issuance of PLRs to synthetic fuel facility owners several times in the past, and there can be no assurance that the IRS will not suspend the issuance of PLRs in the future. Most recently, in June 2003, the IRS stated in summary in Announcement 2003-46 that it "has had reason to question the scientific validity of test procedures and results that have been presented as evidence that fuel underwent a significant chemical change, and is currently reviewing information regarding these test procedures and results," and that pending its review of the issue it was suspending the issuance of new PLRs regarding significant chemical change.

The IRS release of Announcement 2003-46 caused certain of Headwaters' licensees to reduce or cease synthetic fuel production, which resulted in a material adverse impact on Headwaters' revenues and net income. In October 2003, the IRS stated, in summary, in Announcement 2003-70 that it continues to question whether the processes it had approved under its long-standing ruling practice

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produce the necessary level of chemical change required under Section 29 and
Revenue Ruling 86-100. Nonetheless, the IRS indicated that it would continue to issue PLRs regarding chemical change under the standards set forth in Revenue Procedures 2001-30 and 2001-34, and that the industry's chemical change test procedures and results are scientifically valid if applied in a consistent and unbiased manner. Although the IRS resumed its practice of issuing PLRs, it expressed continuing concerns regarding the sampling and data/record retention practices prevalent in the synthetic fuels industry.

The full effect that Announcement 2003-70 (or future suspensions or pronouncements similar to Announcement 2003-46) may have on the industry is unknown. The expression of IRS concern regarding current practices in the industry may have a material adverse effect on the willingness of buyers to engage in transactions or on the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them, production will not be maximized, materially adversely affecting our revenues and net income. We cannot predict whether the IRS may conduct reviews or investigations of Section 29 tax credits in the future, or whether the outcome of IRS audits involving licensees would be favorable.

Senate investigation of Section 29 tax credits may adversely affect Covol Fuels.

On October 30, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate issued a notification of pending investigations. The notification listed, among others, the synthetic fuel tax credit as a new item. In March 2004, the Subcommittee described its investigation as follows:

         The Subcommittee is continuing its investigation of tax credits claimed under Section 29 of the Internal Revenue Code for the sale of coal-based synthetic fuels. This investigation is examining the utilization of these tax credits, the nature of the technologies and fuels created, the use of these fuels, and others aspects of Section
         29. The investigation will also address the IRS' administration of
         Section 29 tax credits.

The Subcommittee is expected to hold a hearing in June 2004 regarding its investigation of Section 29 tax credits.

The effect that the Subcommittee investigation of synthetic fuel tax credits may have on the industry is unknown. While the investigation is pending, it may have a material adverse effect on the willingness of buyers to engage in transactions to purchase synthetic fuel facilities or on the willingness of current owners to operate their facilities, and may materially adversely affect our revenues and net income. We cannot make any assurances as to the timing or ultimate outcome of the Subcommittee investigation, nor can we predict whether Congress or others may conduct investigations of Section 29 tax credits in the future.

Covol Fuels' licensees are subject to audit by the IRS, and the IRS may challenge or disallow Section 29 tax credits claimed.

Licensees are subject to audit by the IRS. The IRS may challenge whether Covol Fuels' licensees satisfy the requirements of Section 29, or applicable PLRs, or may attempt to disallow Section 29 tax credits for some other reason. Headwaters understands that the IRS has recently initiated audits of certain taxpayers who claimed Section 29 tax credits during open tax years, and the outcome of any such audit is uncertain. In the event that tax credits are disallowed, licensees may seek recovery from Covol Fuels for operational or other reasons, although we believe there would be no basis for such claims. The inability of a licensee to claim Section 29 tax credits also would reduce our future income from the licensee. In addition, IRS audit activity may have a material adverse effect on the willingness of buyers to engage in transactions to purchase synthetic fuel facilities or on the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them at full capacity, production will not be maximized, materially adversely affecting our revenues and net income.

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Demand for Section 29 tax credits may be influenced by negative publicity involving the industry or transactions principally motivated by the reduction of taxes.

There has been public scrutiny, by the media and by policymakers, of Section 29. Outside the Section 29 context, there has been increased public scrutiny of transactions motivated principally by the reduction of federal income taxes. Our licensees could determine that the risk of negative publicity or public scrutiny associated with the Section 29 tax credits exceeds the financial benefits from the utilization of the credits. Such licensees may seek to mitigate or eliminate such risk by reducing or ceasing production of synthetic fuel or disposing of their facilities, resulting in short-term or long-term disruption of operations, in which case our revenues could be materially adversely affected.

Ongoing financial profitability of Covol Fuels depends on a small number of licensees.

Covol Fuels has licensed its coal-based solid synthetic fuel technology to a limited number of licensees. Under current law, facilities must have been placed into service prior to July 1, 1998 to be eligible for Section 29 tax credits, so Covol Fuels' business primarily depends on existing licensees and chemical reagent customers. If any of Covol Fuels' significant licensees or chemical reagent customers shuts down its facilities, operates its facilities at low production levels or sells its facilities resulting in short-term or long-term disruption of operations, our revenues and net income could be materially adversely affected. Covol Fuels' licensees must address all operational issues including, but not limited to, feedstock availability, cost, moisture content, Btu content, correct chemical reagent formulation and application, operability of equipment, product durability and overall costs of operations. In some cases, licensees may be forced to relocate plants and enter into new strategic contracts to address marketing and operational issues. Licensee plant relocations disrupt production and delay generation of license fees paid to us.

The growth of Covol Fuels' revenues has depended in part on increased production over time of coal-based solid synthetic fuel by its licensees. While to date efficiencies in production and improvements in equipment and processes used at facilities have allowed increased production, capacity is ultimately finite for the specific facilities and could ultimately limit future growth.

Covol Fuels must be able to develop and improve synthetic fuel technologies.

For Covol Fuels to remain competitive, we must be able to develop or refine our technologies to keep up with future synthetic fuel requirements. As licensees develop and modify their operations and choices of coal feedstocks, we will need to modify existing methods or find new methods, know-how, additives and other techniques to meet licensee and customer demands, such as demands for improved efficiencies, lower costs and improvements in synthetic fuel products, including chemical change and improved combustion characteristics. If we are unable to develop or refine our technologies, the revenues and business of Covol Fuels could be materially harmed.

ISG's growth is dependent upon increased use and market acceptance of fly ash.

ISG's growth has been and continues to be dependent upon the increased use of fly ash in the production of concrete. ISG's marketing initiatives emphasize the environmental, cost and performance advantages of replacing portland cement with fly ash in the production of concrete. If ISG's marketing initiatives are not successful, ISG may not be able to sustain its growth.

ISG's business is dependent upon the price and supply of fly ash alternatives.

A significant portion of ISG's business is based on the use of fly ash as a replacement for portland cement in concrete products. There is currently an overcapacity of cement in the world market, causing potential price decreases. The markets for ISG's products are regional, in part because of the costs in transporting CCPs, and ISG's business is affected by the availability and cost of competing products in the specific regions where it conducts business. If

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competing products become available at more competitive costs, ISG's sales, revenue and net income could decrease.

ISG's business could be adversely affected by fluctuations in weather and construction cycles.

ISG manages and markets CCPs and uses CCPs to produce construction materials. Utilities produce CCPs year-round. In comparison, sales of CCPs are generally keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons. ISG's CCP sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarter ended March 31.

The CCP industry is cyclical because of its dependence on building construction and highway construction, including infrastructure repair, and is affected by changes in general and local economic conditions. State construction budgets are affected adversely by economic downturns. A downturn in the economy in one or more markets that ISG serves could have a material adverse effect on ISG's sales.

If ISG's coal-fired electric utility industry suppliers fail to provide ISG with high quality CCPs on a timely basis, ISG's costs could increase and our growth could be hindered.

ISG relies on the production of CCPs by coal-fired electric utilities. ISG has occasionally experienced delays and other problems in obtaining high quality CCPs from its suppliers and may in the future be unable to obtain high quality CCPs on the scale and within the time frames required by ISG to meet its customers' needs. If ISG is unable to obtain CCPs or if it experiences a delay in the delivery of high quality CCPs, ISG may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to its customers. Moreover, its revenues could be adversely affected if these customers choose to find alternatives to ISG products.

HTI's technologies may not be commercially developed and marketed profitably.

Although HTI has developed and patented several technologies, commercialization of these technologies is in initial stages. Market acceptance of these technologies will depend on our ability to enter into agreements with licensees or joint venturers to further develop and provide adequate funding to commercialize the technologies. We can give no assurance that we will be able to enter into these agreements or that adequate funding will be available to fully develop and successfully commercialize its technologies or that they can be marketed profitably.

HTI will conduct business in China, where intellectual property and other laws, as well as business conditions, could create risks.

HTI has entered into agreements with Shenhua Group, the largest coal company in the People's Republic of China, to license its direct coal liquefaction technology for use in a plant in China. We have entered into a preliminary joint venture agreement for fuel cell technology development and commercialization with the Dalian Institute of Chemical Physics in China, using our nanotechnology. In addition, other HTI activities are likely to involve licensing of other technologies in China. There is the risk that foreign intellectual property laws will not protect our intellectual property to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial

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interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk from political change, ownership issues or repatriation or currency exchange concerns.

Environmental regulations could adversely affect our business.

Our operations and those of our suppliers and customers involved in coal-based energy generation, primarily utilities, are subject to federal, state and local environmental regulation. The coal-based solid synthetic fuel operations of Headwaters and its licensees are subject to federal, state and local environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products. In order to establish and operate the synthetic fuel plants, power plants and operations to collect and transport CCPs and bottom ash, we, our licensees and customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. Compliance with permits, regulations and the approved processes and procedures help protect against pollution and contamination, and are critical to our business. Although we believe that we and our licensees and customers are in substantial compliance with environmental regulations, permits and approved processes and procedures, any failure to comply could result in the issuance of substantial fines and penalties and cause us to incur environmental liabilities.

The federal Clean Air Act of 1970 and subsequent amendments (particularly the Clean Air Act Amendments of 1990), and corresponding state laws, regulate the emissions of materials into the air, and in certain circumstances require installation of emission control technologies that affect the operation of coal-fired utility power plants. Current and future emission regulations may have an adverse impact on the quantity and quality of CCPs produced by utilities and may add to the costs of operating a power plant. Because ISG manages and markets CCPs produced by coal-fired utilities, regulations that restrict coal-burning, make it more expensive or affect the quantity and quality of CCPs produced by utilities could adversely affect ISG's business.

Materials sold by ISG vary in chemical composition. While CCPs generally have been excluded from regulation as "hazardous wastes," the EPA is planning to publish proposed rules for CCPs generated by commercial electric power producers in August 2004 and for management of CCPs at mine facilities in July 2005 which will address, among other things, state and regional solid waste plans for CCPs disposed of in landfills or surface impoundments, or used to fill surface or underground mines. These proposed rules could make coal burning more expensive or less attractive to ISG's utility clients. ISG manages a number of landfill and pond operations that may be affected by EPA's proposed regulations. ISG is engaged in providing services at one landfill operation that is permitted and managed as a hazardous waste landfill. ISG provides the services necessary to landfill the client's hazardous wastes and operates certain in-plant equipment and systems for the client. Accordingly, there can be no assurance that ISG will not be named in any third-party claims relating to the project.

CCPs contain small concentrations of metals that are considered as "hazardous substances" under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"). Land application of CCPs is regulated by a variety of federal and state statutes, which impose testing and management requirements to ensure environmental protection. Under certain circumstances, mismanagement of CCPs could give rise to CERCLA liability.

HTI's ordinary course of business requires using its facilities to perform research and development activities involving coal, oil, chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other hazardous materials have been and are present in and on HTI's properties. Regulatory noncompliance or accidental discharges, in spite of safeguards, could create an environmental liability. Therefore our operations entail risk of environmental damage, and we could incur liabilities in the future arising from the discharge of pollutants into the environment or from waste disposal practices.

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We are involved in significant litigation and are subject to potential claims relating to our business.

We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business. Headwaters was recently notified of a potential claim involving its recently-acquired VFL Technology Corp. subsidiary relating to an automobile accident allegedly caused by one of VFL's employees. The accident involved a fatality and many severe injuries. No litigation has yet ensued against VFL, and Headwaters is reviewing the potential allegations of liability and insurance coverage. These proceedings will require that we incur substantial costs, including attorneys' fees, managerial time and other personnel resources and costs in pursuing resolution. Adverse resolution of these proceedings could have a materially negative effect on our business.

We have significant competition.

Headwaters experiences competition from traditional coal and fuel suppliers and companies involved with natural resources, in addition to those companies that specialize in the use and upgrading of industrial byproducts. Many of these companies have greater financial, management and other resources than Headwaters and may be able to take advantage of acquisitions and other opportunities more readily. There can be no assurance that Headwaters will be able to do so successfully.

Coal-based solid synthetic fuels made using Covol Fuels' technologies, from which Covol Fuels derives license revenues and revenues from sales of chemical reagents, compete with other synthetic fuel products, as well as traditional fuels. Covol Fuels' competition includes the marketing of competitive chemical reagents and the marketing of end products qualifying as synthetic fuel. Covol Fuels competes with other companies possessing technologies to produce coal-based solid synthetic fuels and companies that produce chemical reagents such as Nalco Chemical Company and Accretion Technologies, LLC.

Covol Fuels also experiences competition from traditional coal and fuel suppliers and companies involved with natural resources, in addition to those companies that specialize in the use and upgrading of industrial byproducts. These companies may have greater financial, management and other resources than Headwaters has. Further, many industrial coal users are limited in the amount of synthetic fuel product they can purchase from Covol Fuels' licensees because they have committed to purchase a substantial portion of their coal requirements through long-term contracts for standard coal.

Synthetic fuel technology and the use of CCPs are the subject of extensive research and development by our competitors. If competitive technologies are developed that greatly increase the demand for CCPs or reduce the costs of synthetic fuels or other resources, the economic viability of our technologies and business could be adversely affected.

Generally, the business of marketing traditional CCPs and construction materials is intensely competitive. ISG has substantial competition in three main areas: obtaining CCP management contracts with utility and other industrial companies; marketing CCPs and related industrial materials; and marketing its construction materials. ISG has a presence in every region in the United States, but because the market for the management of CCPs is highly fragmented and because the costs of transportation are high relative to sales prices, most of the competition in the CCP management industry is regional. There are many local, regional and national companies that compete for market share in these areas with similar products and with numerous other substitute products. Although ISG typically has long-term CCP management contracts with its clients, some of such contracts provide for the termination of such contract at the convenience of the utility company upon a minimum 90-day notice. Moreover, certain of ISG's most significant regional CCP competitors appear to be seeking a broader national presence. These competitors include Lafarge North America Inc., Boral Material Technologies Inc. and Cemex. Construction materials are produced and sold regionally by the numerous owners and operators of concrete ready-mix plants. Producers with sand and gravel sources near growing metropolitan areas have important transportation advantages. In Texas, ISG's most important construction materials market, Featherlite Building Products is among ISG's competitors.

Certain of these competitors have substantially greater resources than Headwaters and ISG. If they were to begin to compete in the national market, or in regions where they currently do not have operations, ISG's business may be materially adversely affected.

Many of the world's major chemical companies are devoting significant resources to researching and developing nanocatalysts and catalytic processes. These companies have greater financial, management and other resources than Headwaters has. Headwaters' strategy is to enter into license agreements or joint ventures with major chemical companies for the further development and commercialization of Headwaters' nanocatalyst technologies.

Our business strategy to grow through acquisitions may not be successful.

An important business strategy of Headwaters is growth through acquisitions. Our ability to successfully implement our strategy is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our rapidly changing marketplace. In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer dilution. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations, including loss of key employees, diversion of management's attention from core business operations, assumption of contingent liabilities and incurrence of potentially significant write-offs. There can be no assurance that we will be successful in implementing our acquisition strategy, that such strategy will improve our operating results or that these activities will not have a dilutive effect on existing stockholders.

If we are unable to manage the growth of our business successfully, our revenues and business prospects could suffer.

We have experienced significant growth recently, both internally and through acquisitions. We may not be able to successfully manage the increased scope of our operations or a significantly larger and more geographically diverse workforce as we expand. Any failure to successfully manage growth could harm our business and financial results. Additionally, growth increases the demands on our management, our internal systems, procedures and controls. To successfully manage growth, we must add administrative staff and periodically update and strengthen our operating, financial and other systems, procedures and controls, which will increase our costs and may reduce our profitability. We may be unable to successfully implement improvements to our information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

Our business could be harmed if we are unable to protect our proprietary intellectual property.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our intellectual property. Despite these precautions, unauthorized third parties may misappropriate, infringe upon, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or attempt to design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. As a result, any infringement claims by third parties or claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may materially harm our business and prospects.

We have significant debt service requirements.

As of March 31, 2004, we had approximately $50 million of total debt outstanding. We intend to borrow approximately an additional $50 million of senior indebtedness under our senior secured credit facility for financing the Eldorado Acquisition in addition to the proposed offering of $150 million of Convertible Notes. Subject to restrictions in our senior secured credit facility, following the closing of the Eldorado Acquisition we may also incur significant amounts of additional debt for working capital, capital expenditures and other purposes. Our combined debt total could have important consequences for our company, including the following:

         o we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes;
         o we will need to use a large portion of our cash flow to pay interest and the required principal payments on borrowings under our senior secured credit facility and Convertible Notes, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;
         o our senior debt has a variable rate of interest, which exposes us to the risk of increased interest rates;
         o borrowings under our senior secured credit facility are secured by all our assets;
         o we may be more vulnerable to economic downturns and adverse developments in our business;
         o we may be less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services; and
         o        we may not be able to implement our business plans.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms or without substantial additional expense to us. Significant acquisitions may be funded with additional indebtedness, which would increase debt service requirements. These and other factors could have a material adverse effect on our results of operations, liquidity and financial condition.

Covenant restrictions under our senior secured credit facility may limit our ability to operate our business.

Our senior secured credit facility, which includes a term loan facility, contains, among other things, covenants that may restrict our ability to finance future operations or capital needs, to acquire additional businesses or to engage in other business activities. The senior secured credit facility requires approval for acquisitions, other than the Eldorado Acquisition, funded with aggregate cash consideration in excess of $50 million. In addition, our senior secured credit facility sets forth covenants requiring us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. A breach of any of these covenants could result in a default under our senior secured credit facility, in which event our lenders could elect to declare all amounts outstanding to be immediately due and payable, which could materially and adversely affect our financial condition and results of operations. The offering of Convertible Notes and the Eldorado Acquisition are permitted by the terms of our senior secured credit facility. The indenture for the Convertible Notes does not restrict the amount of indebtedness, including senior indebtedness, that we may incur.

We may not have the ability to raise the funds necessary to finance the repurchase of the Convertible Notes or may otherwise be restricted from making such repurchase if required by holders pursuant to the indenture.

Assuming that the offering of the Convertible Notes is completed, in 2011, or in the event of a "designated event" under the indenture, holders may require us to repurchase their notes at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest, including liquidated damages, if any, to, but excluding, the repurchase date. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness, causing much or all of our indebtedness to become due simultaneously when we are unable to pay it.

Risks relating to our common stock

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

         o variations in our quarterly operating results from our expectations or those of securities analysts or investors;
         o downward revisions in securities analysts' estimates or changes in general market conditions;
         o IRS or other governmental actions, including Congressional hearings and investigations relating to Section 29 tax credits and media coverage relating thereto;
         o announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
         o        additions or departures of key personnel;
         o        insider selling or buying;
         o        regulatory developments affecting our industry;
         o        general technological or economic trends; and
         o        other matters discussed in "Risk Factors."

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management's attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Conversion of the Convertible Notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

Assuming closing of the offering of Convertible Notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any short-term return on your investment will depend on the market price of our capital stock.

We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facility restrict and limit payments or distributions in respect of our capital stock.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a "poison pill," which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.


Item 7: Financial Statements and Exhibits.

         (a) The following consolidated financial statements of Eldorado Stone LLC are included herein:

                  Consolidated Financial Statements for 2001:
                  Report of Independent Public Accountants
                  Consolidated Balance Sheet as of December 31, 2001 Consolidated Statement of Operations for the Year Ended
                    December 31, 2001
                  Consolidated Statement of Members' Deficit for the Year
                    Ended December 31, 2001
                  Consolidated Statement of Cash Flows for the Year Ended
                    December 31, 2001
                  Notes to Consolidated Financial Statements

                  Consolidated Financial Statements for 2002 and 2003:
                  Report of KPMG LLP, Independent Auditors for 2002 and 2003 Consolidated Balance Sheets as of December 31, 2002 and
                    2003 and Unaudited Consolidated Balance Sheet as of March 31, 2004
                  Consolidated Statements of Operations for the Years Ended
                    December 31, 2002 and 2003 and Unaudited Three Months Ended March 31, 2003 and 2004
                  Consolidated Statements of Members' Deficit for the Years
                    Ended December 31, 2002 and 2003 and Unaudited Three Months Ended March 31, 2004
                  Consolidated Statements of Cash Flows for the Years Ended
                    December 31, 2002 and 2003 and Unaudited Three Months Ended March 31, 2003 and 2004
                  Notes to Consolidated Financial Statements

         (b) The following unaudited pro forma financial information for Headwaters Incorporated is included herein:

                  Introduction to Pro Forma Financial Information
                  Pro Forma Condensed Combined Balance Sheet as of
                    March 31, 2004
                  Pro Forma Condensed Combined Statement of Income for the
                    Year Ended September 30, 2003
                  Pro Forma Condensed Combined Statement of Income for the
                    Six Months Ended March 31, 2004
                  Notes to Pro Forma Condensed Combined Financial Information

Eldorado Stone LLC and Subsidiaries





Consolidated financial statements
As of December 31, 2001
Together with auditors' report

Report of independent public accountants



To the members of Eldorado Stone LLC:

We have audited the accompanying consolidated balance sheet of Eldorado Stone LLC (a Delaware limited liability company) and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, members' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eldorado Stone LLC and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.



                                             Arthur Andersen LLP


Philadelphia, Pennsylvania
March 29, 2002


Note: This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with Eldorado Stone LLC and Subsidiaries' financial statements for the year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with this filing.

Eldorado Stone LLC and Subsidiaries



Table of contents



Consolidated balance sheet
     As of December 31, 2001................................................

Consolidated statement of operations
     For the year ended December 31, 2001 ..................................

Consolidated statement of members' deficit
     For the year ended December 31, 2001 ..................................

Consolidated statement of cash flows
     For the year ended December 31, 2001 ..................................

Notes to consolidated financial statements
     December 31, 2001......................................................

Eldorado Stone LLC and Subsidiaries

Consolidated balance sheet
As of December 31, 2001

(in thousands, except unit amounts)
Assets

Current assets:
     Cash                                                                              $           367
     Accounts receivable, net of allowances of $524                                              7,032
     Due from affiliate                                                                            145
     Inventories, net of reserves of $300                                                        5,601
     Prepaid expenses and other                                                                    493
                                                                                       ---------------
                                                                                                13,638
                                                                                       ---------------
Property, plant, and equipment, net                                                             15,960
                                                                                       ---------------
Other assets:
     Goodwill and intangibles                                                                   17,001
     Deferred financing costs                                                                    2,247
     Prepaid management fees and other                                                           1,207
                                                                                       ---------------
Total other assets                                                                              20,455
                                                                                       ---------------
                                                                                       $        50,053
                                                                                       ===============
Liabilities and members' deficit
Current liabilities:
     Line of credit                                                                    $         1,369
     Accounts payable                                                                            2,656
     Accrued expenses and other                                                                  2,072
     Current portion of capital lease obligations and long-term debt                             3,158
                                                                                       ---------------
                                                                                                 9,255
Capital lease obligations and long-term debt, net of current portion                            47,693
                                                                                       ---------------
                                                                                                56,948
                                                                                       ---------------
Commitments and contingencies (Note 9)
Members' deficit:
     Capital, 100,000 units issued and outstanding                                              29,632
     Retained deficit                                                                          (36,711)
     Accumulated other comprehensive income                                                        184
                                                                                       ---------------
                                                                                                (6,895)
                                                                                       ---------------
                                                                                       $        50,053
                                                                                       ===============


         The accompanying notes are an integral part of this consolidated financial statement.

                                                19

Eldorado Stone LLC and Subsidiaries

Consolidated statement of operations
For the year ended December 31, 2001

(in thousands)
Net sales                                                                              $        49,165
Cost of sales                                                                                   29,772
                                                                                       ---------------
Gross profit                                                                                    19,393
                                                                                       ---------------
Operating expenses:
     Sales and marketing                                                                         3,759
     General and administrative                                                                  9,088
                                                                                       ---------------
                                                                                                12,847
                                                                                       ---------------
Operating income                                                                                 6,546
Interest expense                                                                                 3,717
                                                                                       ---------------
Net income                                                                             $         2,829
                                                                                       ===============




         The accompanying notes are an integral part of this consolidated financial statement.

                                                 20

Eldorado Stone LLC and Subsidiaries

Consolidated statement of members' deficit
For the year ended December 31, 2001

(in thousands)
                                                                                    Accumulated other
                                                                        Retained      comprehensive
                                                          Capital        deficit          income           Total
                                                        -----------    -----------  ------------------  -----------
Balance, January 1, 2001                                $     8,000    $    19,839     $         -    $      27,839
     Net income                                                   -          2,829                            2,829
     Net gain on derivative instruments                           -              -             238              238
     Reclassification of net gains
       on derivative instruments                                  -              -             (54)             (54)
                                                                                                        -----------

     Total comprehensive income                                                                               3,013
                                                                                                        -----------
     Recapitalization                                        21,632        (59,379)              -          (37,747)
                                                        -----------    -----------     -----------      -----------
Balance, December 31, 2001                              $    29,632    $   (36,711)    $       184      $    (6,895)
                                                        ===========    ===========     ===========      ===========



                 The accompanying notes are an integral part of this consolidated financial statement.

                                                          21

Eldorado Stone LLC and Subsidiaries

Consolidated statement of cash flows
For the year ended December 31, 2001

(in thousands)
Cash flows from operating activities:
     Net income                                                                            $      2,829
     Adjustments to reconcile net income to net cash provided by operating activities -
        Depreciation and amortization                                                             6,969
        Changes in noncash working capital:
          Accounts receivable                                                                       (10)
          Inventories                                                                            (1,789)
          Prepaid expenses and other assets                                                      (1,553)
          Accounts payable                                                                         (401)
          Accrued expenses                                                                         (290)
                                                                                           ------------
Net cash provided by operating activities                                                         5,755
                                                                                           ------------
Cash flows from investing activities:
  Payments for acquisitions                                                                     (10,077)
  Purchases of property, plant, and equipment                                                    (4,961)
                                                                                           ------------
Net cash used in investing activities                                                           (15,038)
                                                                                           ------------
Cash flows from financing activities:
  Net proceeds from borrowings on line of credit                                                  1,119
  Proceeds from principal borrowings on long-term debt (including deferred                       49,836
  financing costs)
  Principal repayments of long-term debt                                                         (4,879)
  Issuance of membership units                                                                   21,632
  Repurchase of ownership interests                                                             (59,379)
                                                                                           ------------
Net cash provided by financing activities                                                         8,329
                                                                                           ------------
Net decrease in cash                                                                               (954)
Cash, beginning of year                                                                           1,321
                                                                                           ------------
Cash, end of year                                                                          $        367
                                                                                           ============
Supplemental disclosure of cash flow information:
  Cash paid for interest                                                                   $      3,214
                                                                                           ============


          The accompanying notes are an integral part of this consolidated financial statement.

                                                     22

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001



1.       Business, recapitalization and acquisition:

Business

Eldorado Stone LLC (the Company) and subsidiaries, a Delaware limited liability company, manufactures and distributes the Eldorado Stone(R) brand of artificial or pre-cast stone products to customers primarily located throughout the United States. The Company also franchises the production of Eldorado Stone(R) products to regional manufacturers located In the United States and other countries. These products include interior and exterior veneer and decorative and functional landscape materials, as well as the molds used in the manufacture of these products.

Effective July 1, 2000, the Company was formed to own and manage the operations of four newly-formed limited liability companies. Each of these new limited liability companies were formed from the contribution of substantially all of the respective operating assets and liabilities of four predecessor operating companies. This transaction was accounted for as a purchase business combination, with StoneCraft Industries' LLC as the acquirer and Eldorado Stone Operations LLC, Northwest Stone & Brick Company LLC, and Northwest Properties LLC as the acquired subsidiaries.

Recapitalization

On February 20, 2001, an investor group acquired a controlling interest in the Company through a leveraged recapitalization (the Recapitalization) after which the Company continued to use its historical cost basis and the new investor group's basis was not "pushed down" to the Company.

The principal elements of the Recapitalization include (1) the redemption of stock of unit holding companies for $13.9 million, (ii) the purchase of stock of unit holding companies for $5.9 million, (iii) the purchase of units for $28.7 million, (iv) repayment of existing Company debt of $4.3 million, and (v) a transfer of $3.4 million into escrow which will be distributed to the sellers when certain conditions are achieved.

The Company incurred approximately $7.2 million in transaction costs related to the Recapitalization. Costs of approximately $1.6 million associated with the credit facilities to effect the recapitalization were deferred. Costs of $2.4 million directly related to the sale and redemption of stock, as well as the payment of the sellers transaction expenses of $3.2 million have been charged to equity as costs of completing such transactions. These funds were provided by capital contributions of $21.6 million, borrowings of $17.0 million under the Term A loan, borrowings of $16.0 million under the Term B loan, and borrowings of $9.0 million under subordinated promissory notes.

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


Following the Recapitalization the investor group and the historical members of the limited liability company had ownership interests of approximately 72.9 percent and 27.1 percent, respectively.

Acquisition

On August 1, 2001, the Company purchased significantly all of the assets and assumed significantly all of the liabilities of L&S Stone, Inc. The results of the acquired company's operations have been included in the consolidated financial statements since that date. L&S Stone, Inc. was a franchisee of a subsidiary of the Company. The transaction was accounted for as a purchase business combination under Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations."

The purchase price of the acquisition was $10.1 million. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets                                         $      4,921
Property, plant, and equipment                                3,708
Acquired intangible assets                                    3,635
                                                       ------------
Total assets acquired                                        12,264
Total liabilities assumed                                    (2,187)
                                                       ------------
Net assets acquired                                    $     10,077
                                                       ============

The $3.6 million of acquired intangible assets was allocated to the territorial exclusivity of the franchisee and its access to the technology and manufacturing expertise related to the tooling used in the production of Eldorado Stone(R) brand products. This amount is being amortized on a straight-line basis over five years.

2.       Summary of significant accounting policies:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


Property, plant, and equipment

Property, plant, and equipment are recorded at cost. Expenditures for major renewals and betterments are capitalized and normal maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings                                                      15 - 40 years
Machinery and equipment                                         5 - 10 years
Molds                                                                3 years
Leasehold improvements                                    Lesser of 10 years
                                                            or life of lease
Furniture, fixtures, and office equipment                       3 - 10 years
Vehicles                                                             5 years

Gains and losses on disposal are recognized in the year of the disposition.

Goodwill

Goodwill of $806,000, which represents the excess of cost over fair value of net assets of acquired businesses, is being amortized on a straight-line basis over 15 years. The Company develops operating income projections and evaluates the recoverability and amortization period of goodwill using these projections. Based upon management's current assessment, the estimated remaining amortization period of goodwill is appropriate and the remaining balance is fully recoverable. Total amortization expense related to goodwill for 2001 was $54,000 and accumulated amortization as of December 31, 2001 was $81,000.

Intangible assets

Intangible assets of $20,985,000 consist of value assigned to manufacturing expertise and technology related the tooling used in the production of Eldorado Stone(R) brand products and the territorial exclusivity of franchisees and their access to this technology. These intangible assets are being amortized on a straight-line basis over the estimated life of current tooling technology and the terms of the franchise agreements which are five to seven years. The Company develops operating income projections and evaluates the recoverability and amortization period of intangibles using these projections. Based upon management's current assessment, the estimated remaining amortization period of the intangibles are appropriate and the remaining balance is fully recoverable. Total amortization expense related to intangible assets for 2001 was $3,251,000 and accumulated amortization as of December 31, 2001 was $4,709,000.

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


Other assets

Other assets consist principally of deferred financing fees paid in connection with the Recapitalization and acquisition transactions and prepaid management fees (see Note 8). These amounts are being amortized on a straight-line basis over the following periods:

Deferred financing costs 6 years Prepaid management fees 5 years Total amortization expense related to these assets was approximately $563,000 for the year ended December 31, 2001.

Revenue recognition

Revenue is recognized upon shipment of products, net of allowances for estimated discounts and returns which are provided at the time of sale based on the Company's discount policies and historical experience.

Income taxes

The Company is a limited liability company and is not subject to federal and state income taxes. The taxable income is reported by its members as allocated under the terms of the Limited Liability Company Agreement.

Shipping and handling fees

The Company accounts for shipping and handling fees In accordance with the provisions of Emerging Issues Task Force (EITF) Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs," which requires amounts billed to customers for shipping and handling be classified as net sales. Costs associated with shipping and handling are included in cost of sales in the consolidated statement of operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-lived assets

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires review of the carrying value of long-lived assets and certain intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company assesses at each balance sheet date whether there has been a permanent impairment in the value of these assets. This assessment

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


includes such factors as obsolescence, demand, new technology, competition, and other pertinent economic factors and trends that may have an impact on the value of remaining lives of these assets. The measurement of possible impairment is based on the ability to recover the balance of these assets from expected future operating cash flows on an undiscounted basis. There was no impairment of assets recorded during the year ended December 31, 2001.

Accounting for derivative instruments and hedging activities

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001, at which time there was no effect on the consolidated financial statements. Effective with the adoption of this pronouncement, the Company recognizes all derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, the Company generally designates the derivative as either (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge) or (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. The portion of the change in fair value of a derivative associated with hedge ineffectiveness or the component of a derivative instrument excluded from the assessment of hedge effectiveness is recorded currently in earnings. Also, changes in the entire fair value of a derivative that is not designated as a hedge are recorded immediately in earnings. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

During October 2001, the Company entered into an interest rate swap agreement, which is outstanding at December 31, 2001 to effectively convert LIBOR-based variable rate debt to fixed rate debt. At December 31, 2001, the notional amount of the contract was $37,875,000. The notional amount of the swap will decrease throughout the life of the swap to a final notional amount of $26,437,500 on October 29, 2004. The contract matures on October 31, 2004. The Company will receive variable rate payments based on LIBOR from third parties and is obligated to pay fixed interest rate payments (equal to 3.72 percent) to the third parties during the term of the contract.

During 2001, the Company reclassified $54,000 of net gains on derivative instruments into earnings. In addition, the change in fair value of the derivative instruments during 2001 was a gain of $238,000. At December 31, 2001, the net unrealized gain on the interest rate swaps was $184,000 and is reflect as an asset on the balance sheet and in accumulated other comprehensive income. In 2001, the net gain resulting from cash flow hedge ineffectiveness was not significant.

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


3.       Fair value of financial instruments:

The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable, and debt. Carrying amounts of cash, accounts receivable, and accounts payable approximate their fair values because of the short-term maturity of such instruments. The carrying values of long-term debt instruments approximate their fair value because interest rates on such debt are periodically adjusted and approximate current market rates. The interest rate swap is recorded at fair value in the consolidating balance sheet.

4.       New accounting standards:

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. The Statement provides that goodwill and some intangibles will no longer be amortized on a recurring basis. Goodwill and intangible assets with an indefinite life will be subject to an initial impairment test within six months of adoption of SFAS No. 142 and annually thereafter. The Statement also requires disclosure of certain information about goodwill and other intangible assets subsequent to their acquisition. The Company will adopt SFAS No. 142 in 2002. During 2001, total goodwill amortized was $54,000. The Company is currently evaluating the impact of adopting this pronouncement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement supersedes SFAS No. 121. The statement also supersedes Accounting Principles Board Opinion (APB) No. 30 provisions related to the accounting and reporting for the disposal of a segment of a business. This statement establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. The statement is effective for fiscal years beginning after December 15, 2001, with earlier adoption encouraged. The Company is currently evaluating the impact of adopting this pronouncement

5.       Inventories:

Inventories consist of the following (in thousands):

Raw materials                                                 $        647
Finished goods                                                       5,254
Less - Reserves                                                       (300)
                                                              ------------
                                                              $      5,601
                                                              ============

At December 31, 2001, approximately $155,000 of inventories were located with a related entity in Mexico (see Note 8).

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


6.       Property, plant and equipment:

Property, plant, and equipment, net consists of the following (in thousands):

Land                                                          $      1,210
Buildings                                                            4,340
Machinery and equipment                                              6,465
Office equipment, furniture, and fixtures                              555
Auto equipment                                                       1,196
Molds, tooling, and plugs                                            7,991
Leasehold improvements                                               2,031
Property held for investment                                            15
Less-Accumulated depreciation                                       (7,843)
                                                              ------------
                                                              $     15,960
                                                              ============

Molds and tooling are used to manufacture stone products while plugs are used to produce the molds. Depreciation expense was $3,101,000 for the year ended December 31, 2001.

At December 31, 2001, the Company had approximately $122,000 of property and equipment, net, located with a related entity in Mexico (see Note 8).

7.       Long-term debt:

Long-term debt consists of the following (in thousands):


Term A loan, due February 20, 2006                            $     19,500
Term B loan, due February 20, 2007                                  22,000
Subordinated promissory notes, due February 20, 2008                 9,000
                                                              ------------
                                                                    50,500
Less-Current portion                                                 3,000
                                                              ------------
                                                              $     47,500
                                                              ============

In connection with the Recapitalization, the Company entered into a senior credit agreement (the Credit Agreement) dated February 20, 2001, with various financial institutions (the Lenders). Pursuant to the terms of the Credit Agreement, the Company obtained from the Lenders a Term A loan, a Term B loan, a Line of Credit, and also entered into four subordinated promissory notes (the Notes), as described below. The Company amended the Credit Agreement in connection with the acquisition of L&S Stone, Inc. (see Note 1).

The Credit Agreement places restrictions on the activities of the Company and requires the maintenance of certain financial ratios, including subordinated debt to EBITDA, total debt to EBITDA and interest coverage ratios, among other

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


restrictions. As of December 31, 2001, the Company was in compliance with all covenants included in the Credit Agreement. The Credit Agreement is collateralized by certain assets of the Company.

The Company has two term loans totaling $41,500,000-Term A loan for $19,500,000 and Term B loan for $22,000,000. Term A loan has a maturity date of February 20, 2006, and requires quarterly repayments beginning on June 30, 2001. These repayments vary and gradually increase through the loan period. Principal amounts outstanding under Term A loan accrue interest at a rate ranging from LIBOR plus 250 basis points to LIBOR plus 350 basis points, depending on the Company's total debt to EBITDA ratio (4.91 percent at December 31, 2001) and are payable on a quarterly basis. Term B loan has a maturity date of February 20, 2007 and requires quarterly repayments of $5,500,000 on March 31, 2006, June 30, 2006, September 30, 2006 and February 20, 2007. Principal amounts outstanding under Term B loan accrue interest at LIBOR plus 400 basis points (5.91 percent at December 31, 2001) and are payable on a quarterly basis.

The Company entered into the Notes also on February 20, 2001, which have principal amounts totaling $9,000,000. The Notes bear interest on the principal amount at the rate of 13 percent per annum and have a maturity date of February 20, 2008. In connection with the Notes, the Company issued warrants to the lenders to acquire 4,987 units of the Company.

The Line of Credit, which matures on February 20, 2006, accrues interest at rates ranging from Prime plus 150 basis points to Prime plus 250 basis points. The interest rate on borrowings under the Line of Credit at December 31, 2001 was 6.75 percent. The average amount outstanding under the Line of Credit was approximately $704,000 during the year-ended December 31, 2001. The maximum amount outstanding during the period was $2,187,000. The Company pays a commitment fee equal to 1/2 of 1 percent on the average daily unused borrowings under the Credit Facility.

Scheduled maturities of long-term debt are as follows (in thousands):

2002                                                          $      3,000
2003                                                                 5,000
2004                                                                 5,500
2005                                                                 4,500
2006                                                                18,000
Thereafter                                                          14,500
                                                              ------------
                                                              $     50,500
                                                              ============

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


8.       Related-party transactions:

Note receivable from member

A note receivable from a member of $43,000 is included in prepaid expenses and other on the accompanying consolidated balance sheet. It is unsecured, noninterest-bearing and does not contain specific repayment terms.

Mexico operations

The Company uses the services of a manufacturing subcontractor related through common ownership. The Company advances amounts to this entity on a regular basis to assist with operations. Charges incurred for materials purchased and services provided were approximately $3,176,000 for the year ended December 31, 2001 and are included in cost of sales. A net amount due of $145,000 from this entity is included in due from affiliate on the accompanying consolidated balance sheet.

Prepaid management fee

In connection with the Recapitalization, the Company prepaid $1.4 million in management fees to an investor for future management services that will be provided to the Company over the next five years.

9.       Commitments and contingencies:

Franchise agreements

A subsidiary of the Company franchises the production of Eldorado Stone(R) products to various regional manufacturers, including the other subsidiaries of the Company. In connection with granting exclusive manufacturing rights in a given area, the subsidiary agrees to provide informal training, marketing information, assistance with openings of plants, and new and replacement molds at mutually agreed upon prices. Total franchise fees and royalty income to franchisees other than the other subsidiaries of the Company was $888,000 and sales of molds to franchisees other than the other subsidiaries of the Company was $2,429,000 for the year ended December 31, 2001.

Operating leases

The Company leases certain of its office and warehouse facilities as well as certain equipment under noncancellable operating leases. Rent expense under these leases was approximately $675,000 in 2001.

The future minimum rental payments under noncancellable operating leases are as follows (in thousands):

Eldorado Stone LLC and Subsidiaries

Notes to consolidated financial statements
December 31, 2001


2002                                                          $        893
2003                                                                   781
2004                                                                   453
2005                                                                   200
2006                                                                   197


Capital leases obligations

Annual payments due under capital lease obligations are as follows (in thousands):

2002                                                          $        175
2003                                                                   115
2004                                                                    57
2005                                                                    33
2006 and thereafter                                                     11
                                                              ------------
Total payments                                                         391
Amount representing interest                                           (40)
                                                              ------------
Present value of payments                                              351
Current portion                                                       (158)
                                                              ------------
Long-term portion                                             $        193
                                                              ============


Legal claims

The Company is subject to certain legal proceedings and claims arising in the ordinary course of business. Management believes that the disposition of these matters will not have a material adverse affect on the Company's consolidated financial position or results of operations.

10.      Concentration of credit risk:

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables from wholesale distributors, dealers, and franchisees located throughout the United States, Japan, Canada and Mexico. The Company performs ongoing credit evaluations of its customers' financial condition and, to date, has not experienced any material losses.

Independent Auditors' Report



The Members
Eldorado Stone LLC:


We have audited the accompanying consolidated balance sheets of Eldorado Stone LLC and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, members' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eldorado Stone LLC and subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



                                         /s/ KPMG LLP


San Diego, California
March 5, 2004

                                          ELDORADO STONE LLC AND SUBSIDIARIES
                                              Consolidated Balance Sheets
                                          (In thousands, except unit amounts)


                                                                                  December 31,                   March 31,
                                                                        ---------------------------------     --------------
                                Assets                                       2002              2003                2004
                                                                        --------------     --------------     --------------
                                                                                                                (unaudited)
Current assets:
    Cash and cash equivalents                                           $          992     $            -     $            -
    Accounts receivable, net of allowances of $643, $732 and $799,
       respectively                                                             10,988             14,530             16,173
    Inventories                                                                  9,655             13,078             17,155
    Prepaid expenses and other current assets                                      924              1,393              1,553
                                                                        --------------     --------------     --------------
              Total current assets                                              22,559             29,001             34,881
                                                                        --------------     --------------     --------------
Property, plant, and equipment, net                                             18,544             21,035             22,017
                                                                        --------------     --------------     --------------
Other assets:
    Intangibles, net                                                            22,102             17,789             16,327
    Goodwill                                                                       725                725                725
    Deferred financing costs, net                                                1,923              1,454              1,432
    Prepaid management fees and other assets                                     1,094                603                534
    Due from affiliate                                                             399                399                399
                                                                        --------------     --------------     --------------
              Total other assets                                                26,243             20,970             19,417
                                                                        --------------     --------------     --------------
                                                                        $       67,346     $       71,006     $       76,315
                                                                        ==============     ==============     ==============

                   Liabilities and Members' Deficit

Current liabilities:
    Accounts payable                                                    $        6,674     $        8,075     $        9,215
    Accrued expenses and other current liabilities                               2,607              3,741              3,985
    Current portion of obligations under noncompete agreements                     600                700                700
    Current portion of long-term debt                                            5,000              5,500              5,500
    Current portion of capital lease obligations and other
       long-term debt                                                               74                 53                 53
                                                                        --------------     --------------     --------------
              Total current liabilities                                         14,955             18,069             19,453
Obligations under noncompete agreements                                          2,400              2,100              2,000
Unrealized loss on derivative instruments                                        2,257              1,156                844
Line of credit                                                                   3,140              9,225              9,300
Long-term debt, net of current portion                                          52,500             47,000             51,625
Capital lease obligations and long-term debt, net of current portion               123                 38                 26
                                                                        --------------     --------------     --------------
              Total liabilities                                                 75,375             77,588             83,248
                                                                        --------------     --------------     --------------
Commitments and contingencies (note 11)
Members' deficit:
    Capital, authorized 117,861, issued and outstanding 100,000 units           29,632             29,632             29,632
    Accumulated deficit                                                        (35,404)           (35,058)           (35,721)
    Accumulated other comprehensive loss                                        (2,257)            (1,156)              (844)
                                                                        --------------     --------------     --------------
              Total members' deficit                                            (8,029)            (6,582)            (6,933)
                                                                        --------------     --------------     --------------
                                                                        $       67,346     $       71,006     $       76,315
                                                                        ==============     ==============     ==============

                             See accompanying notes to consolidated financial statements.

                                                          34

                                ELDORADO STONE LLC AND SUBSIDIARIES
                               Consolidated Statements of Operations
                                          (In thousands)



                                                      For the years ended              For the three months
                                                          December 31,                   ended March 31,
                                                  ---------------------------        ----------------------
                                                    2002               2003            2003           2004
                                                  --------          ---------        --------       --------
                                                                                    (unaudited)    (unaudited)
Net sales  . . . . . . . . . . . . . .            $ 76,786          $ 103,659        $ 19,494       $ 27,763
Cost of sales  . . . . . . . . . . . .              48,673             72,059          14,280         19,586
                                                  --------          ---------        --------       --------
       Gross profit  . . . . . . . . .              28,113             31,600           5,214          8,177
Operating expenses:  . . . . . . . . .
    Sales and marketing  . . . . . . .               6,519              8,280           2,087          2,657
    General and administrative . . . .              12,340             15,306           3,379          4,287
                                                  --------          ---------        --------       --------
       Operating income (loss) . . . .               9,254              8,014            (252)         1,233
Interest expense . . . . . . . . . . .               4,969              5,349           1,365          1,380
                                                  --------          ---------        --------       --------
       Net income (loss) . . . . . . .            $  4,285          $   2,665        $ (1,617)      $   (147)
                                                  ========          =========        ========       ========



                          See accompanying notes to consolidated financial statements.

                                                        35

                                            ELDORADO STONE LLC AND SUBSIDIARIES
                                        Consolidated Statements of Members' Deficit
                                                       (In thousands)
                                                                                                Accumulated
                                                                                Accumulated/       other
                                                                                  retained      comprehensive
                                                     Units         Capital         deficit      income (loss)      Total
                                                   ---------    ------------    ------------    ------------    ------------
Balance, December 31, 2001                           100,000    $     29,632    $    (36,711)   $        184    $     (6,895)
Comprehensive income:
    Net income                                             -               -           4,285               -           4,285
    Net unrealized loss on derivative instruments          -               -               -          (3,110)         (3,110)
    Reclassification of net losses on
      derivative instruments                               -               -               -             669             669
                                                   ---------    ------------    ------------    ------------    ------------
            Total comprehensive income                                                                                 1,844
Dividend distributions                                     -               -          (2,978)              -          (2,978)
                                                   ---------    ------------    ------------    ------------    ------------
Balance, December 31, 2002                           100,000          29,632         (35,404)         (2,257)         (8,029)
Comprehensive income:
    Net income                                             -               -           2,665               -           2,665
    Unrealized net gain on derivative instruments          -               -               -             271             271
    Reclassification of net losses on
      derivative instruments                               -               -               -             830             830
                                                   ---------    ------------    ------------    ------------    ------------
             Total comprehensive income                                                                                3,766
Dividend distributions                                     -               -          (2,319)              -          (2,319)
                                                   ---------    ------------    ------------    ------------    ------------
Balance, December 31, 2003                           100,000          29,632         (35,058)         (1,156)         (6,582)
Comprehensive income:
    Net income (unaudited)                                 -               -            (147)              -            (147)
    Unrealized net gain on derivative
      instruments (unaudited)                              -               -               -             117             117
    Reclassification of net losses on
      derivative instruments (unaudited)                   -               -               -             195             195
                                                   ---------    ------------    ------------    ------------    ------------
             Total comprehensive income (unaudited)                                                                      165
Dividend distributions (unaudited)                         -               -            (516)              -            (516)
                                                   ---------    ------------    ------------    ------------    ------------
Balance, March 31, 2004 (unaudited)                  100,000    $     29,632    $    (35,721)   $       (844)   $     (6,933)
                                                   =========    ============    ============    ============    ============


                                   See accompanying notes to consolidated financial statements.

                                                               36

                                               ELDORADO STONE LLC AND SUBSIDIARIES
                                              Consolidated Statements of Cash Flows
                                                         (In thousands)



                                                                     For the years ended           For the three months
                                                                        December 31,                  ended March 31,
                                                             -------------------------------   ----------------------------
                                                                 2002               2003           2003            2004
                                                             ------------       ------------   ------------    ------------
                                                                                                (unaudited)     (unaudited)
Cash flows from operating activities:
    Net income (loss)                                        $      4,285       $      2,665   $     (1,617)   $       (147)
    Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
         Depreciation and amortization                              9,676             13,972          3,758           3,503
         Changes in noncash working capital,
            net of acquisitions:
               Accounts receivable, net                            (3,785)            (3,478)          (925)         (1,643)
               Inventories, net                                    (3,616)            (3,212)        (2,667)         (4,077)
               Prepaid expenses and other current assets             (592)              (465)          (605)           (160)
               Prepaid management fees and other assets              (320)               128            (57)            (26)
               Accounts payable                                     3,940              1,354           (560)          1,140
               Accrued expenses and other current
                  liabilities                                         159                434            505             244
                                                             ------------       ------------   ------------    ------------
                 Net cash provided by (used in)
                    operating activities                            9,747             11,398         (2,168)         (1,166)
                                                             ------------       ------------   ------------    ------------
Cash flows from investing activities:
    Cash paid for acquisitions                                     (8,792)            (1,843)          (750)            (19)
    Purchases of property, plant, and equipment                    (5,965)            (8,492)        (2,475)         (2,752)
                                                             ------------       ------------   ------------    ------------
                 Net cash used in investing activities            (14,757)           (10,335)        (3,225)         (2,771)
                                                             ------------       ------------   ------------    ------------
Cash flows from financing activities:
    Net proceeds from borrowings on line of credit                  1,771              6,085          6,900              75
    Principal repayments on capital lease obligations                (158)              (112)           (19)            (12)
    Principal repayments on noncompete obligations                      -               (600)             -            (100)
    Repayments of notes payable                                    (3,000)            (4,993)        (1,250)         (1,375)
    Payment of debt financing costs                                     -               (116)             -            (135)
    Proceeds from principal borrowings on long-term debt           10,000                  -              -           6,000
    Dividend distributions                                         (2,978)            (2,319)          (846)           (516)
                                                             ------------       ------------   ------------    ------------
                 Net cash provided by (used in)
                    financing activities                            5,635             (2,055)         4,785           3,937
                                                             ------------       ------------   ------------    ------------
                 Net increase (decrease) in cash
                    and cash equivalents                              625               (992)          (608)              -

Cash and cash equivalents, beginning of period                        367                992            992               -
                                                             ------------       ------------   ------------    ------------
Cash and cash equivalents, end of period                     $        992       $          -   $        384    $          -
                                                             ============       ============   ============    ============

Supplemental disclosure of cash flow information:
    Cash paid for interest                                   $      4,103       $      4,713   $        987    $      1,177
                                                             ============       ============   ============    ============


                                  See accompanying notes to consolidated financial statements.

                                                              37

                       ELDORADO STONE LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (Information as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 is unaudited)


(1)  Business and Acquisitions

     (a)  Business

          Eldorado Stone LLC (the Company) and subsidiaries, a Delaware limited liability company, manufactures and distributes the Eldorado Stone(R) brand of artificial or pre-cast stone products to customers primarily located throughout the United States. The Company also franchises the production of Eldorado Stone(R) products to regional manufacturers located in the United States and other countries. These products include interior and exterior veneer and decorative and functional landscape materials, as well as the molds used in the manufacture of these products.

          Effective July 1, 2000, the Company was formed to own and manage the operations of four newly-formed limited liability companies. Each of these new limited liability companies was formed from the contribution of substantially all of the respective operating assets and liabilities of four predecessor operating companies. This transaction was accounted for as a purchase business combination, with StoneCraft Industries LLC as the acquirer and Eldorado Stone Operations LLC, Northwest Stone & Brick Company LLC, and Northwest Properties LLC as the acquired subsidiaries.

     (b)  Recapitalization

          On February 20, 2001, an investor group acquired a controlling interest in the Company through a recapitalization (the
          Recapitalization) after which the Company continued to use its historical cost basis and the new investor group's basis was not "pushed down" to the Company.

          The principal elements of the Recapitalization included (i) the redemption of stock of unit holding companies for $13.9 million, (ii) the purchase of stock of unit holding companies for $5.9 million,
          (iii) the purchase of units for $28.7 million, (iv) repayment of existing Company debt of $4.3 million, and (v) a transfer of $3.4 million into escrow which was distributed to the sellers when certain conditions were achieved.

          The Company incurred approximately $7.2 million in transaction costs related to the Recapitalization. Costs of approximately $1.6 million associated with the debt facilities to effect the Recapitalization were deferred. Costs of $2.4 million directly related to the sale and redemption of stock, as well as the payment of the sellers' transaction expenses of $3.2 million have been charged to equity as costs of completing such transactions. These funds were provided by capital contributions of $21.6 million, borrowings of $17.0 million under the Term A loan, borrowings of $16.0 million under the Term B loan, and borrowings of $9.0 million under subordinated promissory notes.

          Following the Recapitalization the investor group and senior management had ownership interests of approximately 72.9 percent and
          27.1 percent, respectively.

                       ELDORADO STONE LLC AND SUBSIDIARIES

     (c)  Acquisitions

          L&S Stone, Inc.

          On August 1, 2001, the Company purchased significantly all of the assets and assumed significantly all of the liabilities of L&S Stone, Inc., a manufacturer and distributor of the Eldorado Stone(R) brand of artificial or pre-cast stone products. The results of the acquired company's operations have been included in the consolidated financial statements since that date. The transaction was accounted for as a purchase business combination.

          The purchase price of the acquisition was $10.1 million. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

              Current assets                             $      4,921
                                                         ------------
              Property, plant, and equipment                    3,708
              Acquired intangible assets                        3,635
                                                         ------------
                                                               12,264
              Total liabilities assumed                        (2,187)
                                                         ------------
                       Net assets acquired               $     10,077
                                                         ============

          The $3.6 million of acquired intangible assets was allocated to the territorial exclusivity of the franchisee and its access to the technology and manufacturing expertise related to the tooling used in the production of Eldorado Stone(R) brand products. This amount is being amortized on a straight-line basis over five years.

          Tempe Stone LLC

          On April 30, 2002, the Company purchased significantly all of the assets and assumed significantly all of the liabilities of Tempe Stone LLC, a manufacturer and distributor of the Eldorado Stone(R) brand of artificial or pre-cast stone products. The results of the acquired company's operations have been included in the consolidated financial statements since that date. The transaction was accounted for as a purchase business combination.

          The purchase price of the acquisition was $4.3 million. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

              Current assets                             $      173
              Property, plant, and equipment                    700
              Acquired intangible assets                      3,400
                                                         ----------
                       Net assets acquired               $    4,273
                                                         ==========

          The $3.4 million of acquired intangible assets were allocated to the territorial exclusivity of the franchise and its access to the technology and manufacturing expertise related to the tooling used in the production of its products. This amount is being amortized on a straight-line basis over five years.

          In conjunction with the acquisition, an agreement to not compete for five years was entered into by the seller of Tempe Stone LLC with the Company. As part of this agreement, the Company will pay the seller $200,000 per year for five years, totaling $1,000,000.

          L-B Stone, Inc.

          On December 31, 2002, the Company purchased significantly all of the assets and assumed significantly all of the liabilities of L-B Stone, Inc., a manufacturer and distributor of the Eldorado Stone(R) brand of artificial or pre-cast stone products. The results of the acquired company's operations have been included in the consolidated financial statements since that date. The transaction was accounted for as a purchase business combination.

          The purchase price of the acquisition was $7.8 million. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

              Current assets                                $      715
              Property, plant, and equipment                       835
              Acquired intangible assets                         6,425
                                                            ----------
                      Total assets acquired                      7,975

              Total liabilities assumed                           (180)
                                                            ----------
                         Net assets acquired                $    7,795
                                                            ==========

          The $6.4 million of acquired intangible assets was allocated to the territorial exclusivity of the franchise and its access to the technology and manufacturing expertise related to the tooling used in the production of its products. This amount is being amortized on a straight-line basis over five years.

          In conjunction with the acquisition, an agreement to not compete for five years was entered into by the seller of L-B Stone, Inc. As part of this agreement, the Company will pay the seller $400,000 per year for five years, totaling $2,000,000.

          Eagle Stone & Brick LLC

          On January 3, 2003, the Company purchased significantly all of the assets and assumed significantly all of the liabilities of Eagle Stone & Brick LLC, a manufacturer and distributor of the Eldorado Stone(R) brand of artificial or pre-cast stone products. The results of the acquired company's operations have been included in the consolidated financial statements since that date. The transaction was accounted for as a purchase business combination.

                       ELDORADO STONE LLC AND SUBSIDIARIES

          The purchase price of the acquisition was $1.3 million. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

              Current assets                                $     222
              Property, plant, and equipment                      298
              Acquired intangible assets                          811
                                                            ---------
                                                                1,331
              Total liabilities assumed                           (63)
                                                            ---------
                               Net assets acquired          $   1,268
                                                            =========

          The $811,000 of acquired intangible assets were allocated to the territorial exclusivity of the franchise and its access to the technology and manufacturing expertise related to the tooling used in the production of its products. This amount is being amortized on a straight-line basis over five years.

          In conjunction with the acquisition, an agreement to not compete for five years was entered into by the seller of Eagle Stone & Brick LLC with the Company. As part of this agreement, the Company will pay the seller $100,000 per year for five years, totaling $500,000.

          Impamerica, S.A. de C.V.

          On September 8, 2003, the Company purchased certain of the assets of Impamerica, S.A. de C.V., a manufacturer and distributor of the Eldorado Stone(R) brand of artificial or pre-cast stone products. The transaction was accounted for as a purchase business combination.

          The purchase price of the acquisition was $642,000. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

              Current assets                                $     59
              Property, plant, and equipment                     397
              Acquired intangible assets                         186
                                                            --------
                               Net assets acquired          $    642
                                                            ========

          The $186,000 of acquired intangible assets was allocated to the territorial exclusivity of the franchise and its access to the technology and manufacturing expertise related to the tooling used in the production of its products. This amount is being amortized on a straight-line basis over five years.

          Earn out Consideration

          In connection with the L&S Stone, Inc., the Tempe Stone LLC and the Eagle Stone & Brick LLC acquisitions, the Company agreed to make additional future payments to sellers that are contingent upon the acquired entities' achievement of specific performance-based milestones. Pursuant to the provisions of SFAS No. 141, Business Combinations, such contingent liabilities are recognized by the Company when the contingency is determinable beyond a reasonable doubt

                       ELDORADO STONE LLC AND SUBSIDIARIES
          and, hence, the additional consideration becomes payable. During the years ended as of December 31, 2002 and 2003, $275,000 and $363,000,
          respectively, of earn out consideration was recognized. These amounts are an adjustment to the purchase price of the acquired company, and were recorded as an intangible asset and are being amortized on a straight-line basis over the term of the remaining life of the intangibles. The Company considered the guidance in Emerging Issues Task Force Issue No. 95-8 in determining that the earn out consideration was additional purchase price of the acquisition. Additional payments of up to $7,115,000 may be earned under these arrangements through 2006.

(2)  Summary of Significant Accounting Policies

     (a)  Unaudited Interim Financial Information

          The accompanying unaudited consolidated balance sheet as of March 31, 2004, the consolidated statements of operations and cash flows for the three months ended March 31, 2003 and 2004, and the consolidated statements of members' deficit for the three months ended March 31, 2004, are unaudited. The unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of March 31, 2004 and its results of operations and cash flows for the three months ended March 31, 2003 and 2004. The results for the three months ended March 31, 2004, are not necessarily indicative of the results to be expected for the full year.

     (b)  Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     (c)  Cash and Cash Equivalents

          The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     (d)  Accounts Receivable

          Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience by industry.

     (e)  Inventories

          Inventories are stated at the lower of cost or market. Cost, consisting primarily of materials, labor and overhead, is determined by the first-in, first-out (FIFO) method.

     (f)  Property, Plant, and Equipment

          Property, plant, and equipment are recorded at cost. Expenditures for major renewals and betterments are capitalized and normal maintenance and repairs are expensed as incurred. Plant and equipment under capital leases are stated at the lower of their fair value or the present value of the related minimum lease payments.

                       ELDORADO STONE LLC AND SUBSIDIARIES

          Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

              Buildings                                          15 to 40 years
              Machinery and equipment                             5 to 10 years
              Molds                                                     3 years
              Leasehold improvements                         Lesser of 10 years
                                                               or life of lease
              Furniture, fixtures, and office equipment           3 to 10 years
              Vehicles                                                  5 years

          Gains and losses on disposal are recognized in the year of the disposition.

     (g)  Goodwill and Intangibles

          Goodwill represents the excess of costs over fair value of assets of businesses acquired. The remaining goodwill balance at December 31, 2002 and 2003, and March 31, 2004 (unaudited) was $725,000. The
          Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires definite-lived intangible assets to be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

          In connection with the SFAS No. 142 transitional goodwill impairment test, the Company performed an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company identified its reporting units, which the Company determined there to be one. The Company determined the fair value of the reporting unit and compared it to the carrying amount of the reporting unit within six months of January 1, 2002. Since the fair value of the reporting unit exceeded the carrying amount of the reporting unit, it was not necessary for the Company to perform the second step of the transitional impairment test, which is a more detailed test to calculate the implied fair value of goodwill and ultimately determine any impairment.

          Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, which was 15 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

          Intangible assets of $30,923,000 and $32,488,000 at December 31, 2002 and 2003, respectively, consist of value assigned to manufacturing expertise and technology related to the tooling used in the production of stone products and the territorial exclusivity of a franchise, and their access to this technology and trademarks. These intangible assets were $32,531,000 as of March 31, 2004 (unaudited). These intangible assets are being amortized on a straight-line basis over the estimated life of current tooling technology and the terms of the franchise agreements, which are five to seven years. Based upon management's current assessment, the estimated remaining amortization period of the intangibles is appropriate and the remaining balance is fully recoverable. Total amortization expense related to intangible assets for the years ended 2002 and 2003, was $4,031,000 and

                       ELDORADO STONE LLC AND SUBSIDIARIES

          $5,878,000, respectively. Total amortization expense related to intangible assets for the three months ended March 31, 2003 (unaudited) and 2004 (unaudited) was $1,434,000 and $1,505,000, respectively. Accumulated amortization for intangible assets as of December 31, 2002 and 2003 was $8,821,000 and $14,699,000,
          respectively. Accumulated amortization for intangible assets as of March 31, 2004 (unaudited) was $16,204,000.

          The following table summarizes estimated annual amortization expense for amortizable intangibles for fiscal years ending:


              2004                                          $     6,021
              2005                                                5,270
              2006                                                3,856
              2007                                                2,530
              2008 and thereafter                                   112
                                                            -----------
                                                            $    17,789
                                                            ===========

     (h)  Other Assets

          Other assets consist principally of deferred financing fees paid in connection with the debt obligation and prepaid management fees (note
          10). These amounts are being amortized on a straight-line basis over five years.

          Total amortization expense related to these assets was approximately $876,000 and $861,000, for the years ended December 31, 2002 and 2003, respectively. Accumulated amortization for these assets was $1,422,000 and $2,303,000 at December 31, 2002 and 2003, respectively. Total amortization expense related to these assets was approximately $209,000 and $228,000 for the three months ended March 31, 2003 (unaudited) and 2004 (unaudited), respectively, and accumulated amortization for these assets was $2,531,000 at March 31, 2004 (unaudited). Amortization of deferred financing fees of $519,000 and $584,000 has been recorded as interest expense in 2002 and 2003, respectively. Amortization of deferred financing fees of $143,000 and $157,000 has been recorded as interest expense for the three months ended March 31, 2003 (unaudited) and 2004 (unaudited), respectively.

     (i)  Revenue Recognition

          Revenue is recognized when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable, net of allowances for estimated discounts and returns which are provided at the time of sale based on the Company's discount policies and historical experience. Royalties are recognized when product is sold by the franchisee based on square footage of product sold.

     (j)  Income Taxes

          The Company is a limited liability company and is not subject to federal and state income taxes. Taxable income is reported by its members under the terms of the Limited Liability Company Agreement.

                       ELDORADO STONE LLC AND SUBSIDIARIES

     (k)  Shipping and Handling Fees

          The Company accounts for shipping and handling fees in accordance with the provisions of Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, which requires amounts billed to customers for shipping and handling be classified as net sales. Costs associated with shipping and handling are included in cost of sales in the consolidated statements of operations.

     (l)  Advertising Costs

          The Company expenses advertising costs as incurred, except for certain product collateral materials, which are capitalized and amortized to expense as the materials are distributed. Approximately $23,000 and $629,000 of advertising was capitalized in prepaid expenses and other at December 31, 2002 and 2003, respectively. Advertising expenses totaled approximately $2,136,000 and $2,709,000 for the years ended December 31, 2002 and 2003, respectively.

     (m)  Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment and valuation allowances for receivables, inventories, and warranties. Actual results could differ from those estimates.

     (n)  Impairment of Long-Lived Assets

          The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's financial statements.

          In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheets.

          Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

                       ELDORADO STONE LLC AND SUBSIDIARIES

     (o)  Accounting for Derivative Instruments and Hedging Activities

          The Company follows the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under the provisions of this pronouncement, the Company recognizes all derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, the Company generally designates the derivative as either (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge) or (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. The portion of the change in fair value of a derivative associated with hedge ineffectiveness or the component of a derivative instrument excluded from the assessment of hedge effectiveness is recorded currently in earnings. Also, changes in the entire fair value of a derivative that is not designated as a hedge are recorded immediately in earnings. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

          During October 2001, the Company entered into an interest rate swap agreement, which is outstanding at December 31, 2003, to effectively convert LIBOR-based variable rate debt to fixed rate debt. At December 31, 2002 and 2003, the notional amount of the contract was $37,875,000 and $31,275,000, respectively. At March 31, 2004 (unaudited), the notional amount of the contract was $30,150,000. The notional amount of the swap will decrease throughout the life of the swap to a final notional amount of $26,437,500 on October 29, 2004. The contract matures on October 31, 2004. The Company will receive variable rate payments based on LIBOR from third parties and is obligated to pay fixed interest rate payments (equal to 3.72%) to the third parties during the term of the contract.

          During 2002, the Company reclassified $669,000 of net losses on derivative instruments into earnings. In addition, the change in fair value of the derivative instruments during 2002 was a loss of $3,110,000. During 2003, the Company recognized $830,000 of previously deferred net losses on derivative instruments into earnings. In addition, the unrealized gains on the derivative instruments during 2003 was $271,000, which was recorded to accumulated other comprehensive income (loss) in the statement of members' equity. At December 31, 2002 and 2003, the net unrealized loss on the interest rate swaps was and $2,257,000 and $1,156,000, respectively, and is reflected as a liability on the consolidated balance sheets and in accumulated other comprehensive income. During the three months ended March 31, 2004 (unaudited), the Company recognized $195,000 of previously deferred net losses on derivative instruments into earnings. In addition, the unrealized gains on the derivative instruments during the three months ended March 31, 2004 (unaudited), was $117,000, which was recorded to accumulated other comprehensive income (loss) in the statement of members' equity. At March 31, 2004 (unaudited), the net unrealized loss on the interest rate swaps was $844,000 and is reflected as a liability on the consolidated balance sheets and in accumulated other comprehensive income.

                       ELDORADO STONE LLC AND SUBSIDIARIES

     (p)  Unit Option Plan

          The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for its fixed-plan unit options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company applies variable accounting to account for its options that vest according to performance criteria as defined in the option agreement. The Company did not record any compensation expense related to performance-based options as the amounts are not material to the consolidated financial statements.

          For purposes of pro forma disclosure, the Company considered the alternative fair value method of accounting prescribed by SFAS No. 123, Accounting for Stock-Based Compensation. The Company used the minimum value method to determine the fair value of unit options granted in 2002 using the following assumptions: expected volatility of 0%, risk free interest rate of 4%, weighted average option life of 10 years, and expected dividend yield of 8.9%. Based on the estimated fair value of the unit options, had the Company applied the fair value method, the pro forma difference in net income would be less than $15,000 for each period presented.

(3)  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and debt. Carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values because of the short-term maturity of such instruments. The carrying values of long-term debt instruments approximate their fair value because interest rates on such debt are periodically adjusted and approximate current market rates. The interest rate swap is recorded at fair value in the accompanying consolidated balance sheets.

(4)  Recently Issued Accounting Standards

     In December 2003, FASB issued FASB Interpretation No. 46 (revised December
     2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights, and, accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interest in VIEs created after December 31, 2003. For variable interest in VIEs created before January 1, 2004, the interpretation will be applied beginning January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities, and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of any accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities, and noncontrolling interest of the VIE. The Company has not yet determined the impact of the adoption of FIN 46R on the Company's consolidated financial statements.

                       ELDORADO STONE LLC AND SUBSIDIARIES

(5)  Inventories

     Inventories consist of the following (in thousands):

                                         December 31,
                                ----------------------------        March 31,
                                   2002              2003             2004
                                -----------      -----------      -----------
                                                                   (unaudited)
              Raw materials     $       974      $     1,595      $     1,568
              Finished goods          8,681           11,483           15,587
                                -----------      -----------      -----------
                                $     9,655      $    13,078      $    17,155
                                ===========      ===========      ===========


     At December 31, 2002 and 2003, approximately $319,000 and $247,000, respectively, of inventories were located with a related entity in Mexico. At March 31, 2004 (unaudited), approximately $321,000 of inventories were located with this related entity in Mexico.

(6)  Property, Plant, and Equipment

     Property, plant, and equipment, net, consists of the following (in thousands):

                                                December 31,
                                           ----------------------    March 31,
                                              2002        2003         2004
                                           ---------    ---------    ---------
                                                                    (unaudited)
     Land                                  $   1,209    $   1,209    $   1,209
     Buildings                                 4,799        4,776        4,776
     Machinery and equipment                   6,334        7,801        7,429
     Office equipment, furniture,
       and fixtures                              967        1,337        1,479
     Auto equipment                            1,445        1,321        1,220
     Molds, tooling, and plugs                14,780       21,370       23,978
     Leasehold improvements                    2,049        2,475        2,516
     Less accumulated depreciation and
       amortization                          (13,039)     (19,254)     (20,590)
                                           ---------    ---------    ---------
                                           $  18,544    $  21,035    $  22,017
                                           =========    =========    =========

     Molds and tooling are used to manufacture stone products while plugs are used to produce the molds. Depreciation expense was $4,769,000 and $7,233,000, for the years ended December 31, 2002 and 2003, respectively. Depreciation expense was $2,112,000 and $1,770,000 for the three months ended March 31, 2003 (unaudited) and 2004 (unaudited), respectively.

     At December 31, 2002 and 2003, the Company had approximately $343,000 and $209,000, respectively, of property and equipment, net, located with a related entity in Mexico. At March 31, 2004 (unaudited), the Company had approximately $178,000 of property and equipment, net, located with this related entity in Mexico.

                       ELDORADO STONE LLC AND SUBSIDIARIES

(7)  Accrued Expenses and Other Current Liabilities

     Accrued expenses and other current liabilities consists of the following (in thousands):

                                               December 31,
                                       ------------------------     March 31,
                                          2002          2003          2004
                                       ----------    ----------    ----------
                                                                   (unaudited)
     Accrued personnel costs           $    1,132    $    1,693    $    1,696
     Warranty                                 348           220           220
     Earnout consideration                    275           363           363
     Other current liabilities                852         1,465         1,706
                                       ----------    ----------    ----------
                                       $    2,607    $    3,741    $    3,985
                                       ==========    ==========    ==========

(8)  Long-Term Debt

     Long-term debt consists of the following (in thousands):

                                                December 31,
                                          ------------------------    March 31,
                                             2002          2003         2004
                                          ----------    ----------   ----------
                                                                     (unaudited)
     Term A loan, due February 20, 2006   $   16,500    $   11,500   $   10,125
     Term B loan, due February 20, 2007       32,000        32,000       38,000
     Subordinated promissory notes,
          due February 20, 2008                9,000         9,000        9,000
     Line of credit, due February 20, 2006     3,140         9,225        9,300
     Other borrowings                             60            15           14
     Capital lease obligations                   137            76           65
                                          ----------    ----------   ----------
                                              60,837        61,816       66,504
     Less current portion                     (5,074)       (5,553)      (5,553)
                                          ----------    ----------   ----------
                                          $   55,763    $   56,263   $   60,951
                                          ==========    ==========   ==========

     The Company entered into a senior credit agreement (the Credit Agreement) dated February 20, 2001, with various financial institutions (the Lenders). Pursuant to the terms of the Credit Agreement, the Company obtained from the Lenders a Term A loan, a Term B loan, a Line of Credit, and also entered into four subordinated promissory notes (the Notes), as described below. The Company amended the Credit Agreement during 2002 to increase the total of the Term B loan by $10,000,000 to $32,000,000 and amended the Credit Agreement during the three months ended March 31, 2004 (unaudited), to increase the total of the Term B loan by $6,000,000 to $38,000,000.

     The Credit Agreement places restrictions on the activities of the Company and requires the maintenance of certain financial ratios, including subordinated debt to EBITDA, total debt to EBITDA, and interest coverage ratios, among other restrictions. As of December 31, 2002 and 2003 and

                       ELDORADO STONE LLC AND SUBSIDIARIES

     March 31, 2004 the Company was in compliance with all covenants included in the Credit Agreement. The Credit Agreement is collateralized by certain assets of the Company.

     The Company has two term loans totaling $43,500,000 at December 31, 2003. These term loans totaled $48,125,000 at March 31, 2004 (unaudited). Term A loan has a maturity date of February 20, 2006, and requires quarterly repayments beginning on June 30, 2001. These repayments vary and gradually increase through the loan period. Principal amounts outstanding under Term A loan accrue interest at a rate ranging from LIBOR plus 250 basis points to LIBOR plus 350 basis points, depending on the Company's total debt to EBITDA ratio (3.64% and 3.59% at December 31, 2003 and March 31, 2004 (unaudited), respectively) and are payable on a quarterly basis. Term B loan has a maturity date of February 20, 2007 and requires quarterly repayments of $8,000,000 on March 31, 2006, June 30, 2006, September 30, 2006, and February 20, 2007. Principal amounts outstanding under Term B loan accrue interest at LIBOR plus 400 basis points (5.14% and 5.09% at December 31, 2003 and March 31, 2004, respectively) and are payable on a quarterly basis.

     The Company entered into the Notes on February 20, 2001, which has principal amounts totaling $9,000,000. The Notes bear interest on the principal amount at the rate of 13% per annum and have a maturity date of February 20, 2008. In connection with the Notes, the Company issued 4,987 warrants to the lenders. The Company's operating agreement provides for the authorization and issuance of additional units upon the exercise of warrants. The fair value of the warrants was not material to the financial statements.

     The Line of Credit, which matures on February 20, 2006, accrues interest at rates ranging from Prime plus 150 basis points to Prime plus 250 basis points. The interest rate on borrowings under the Line of Credit at December 31, 2002 and 2003, was 5.75% and 5.5%, respectively. The interest rate on such borrowing at March 31, 2004 (unaudited) was 5.5%. The average amount outstanding under the Line of Credit was approximately $5,233,000 and $7,273,000 and the maximum amount outstanding was $8,552,000 and $10,041,000 during the years ended December 31, 2002 and 2003, respectively. The average amount outstanding under the Line of Credit was approximately $8,872,000 and the maximum amount outstanding was $11,475,000 during the three months ended March 31, 2004 (unaudited). The Company pays a commitment fee equal to 1/2 of 1% on the average daily unused borrowings under the Credit Facility. The Company had $5,775,000 available under the Line of Credit at December 31, 2003. The Company had $5,700,000 available under the Line of Credit at March 31, 2004 (unaudited).

     The Company had other borrowings for the purchase of vehicles in the amount of $60,000 and $15,000 December 31, 2002 and 2003, respectively, which are reported in other long-term debt in the accompanying consolidated balance sheets. The other borrowings for the purchase of vehicles at March 31, 2004 (unaudited) was $14,000.

     Scheduled maturities of long-term debt as of December 31, 2003 are as follows (in thousands):

              2004                             $      5,553
              2005                                    4,528
              2006                                   34,735
              2007                                    8,000
              2008                                    9,000
                                               ------------
                                               $     61,816
                                               ============

                       ELDORADO STONE LLC AND SUBSIDIARIES

     The Company has obligations under noncompete agreements, net of current portion, totaling $2,400,000 and $2,100,000 at December 31, 2002 and 2003,
     respectively, representing the long-term portion of amounts due to the sellers of Tempe Stone LLC, Eagle Stone & Brick LLC, and L-B Stone, Inc. to not compete for five years. These obligations totaled $2,000,000 at March 31, 2004 (unaudited). The current portion due to the sellers, of $600,000 and $700,000 at December 31, 2002 and 2003, respectively, is included in the accompanying consolidated balance sheet. The current portion due to the sellers of $700,000 at March 31, 2004 (unaudited) is included in the accompanying consolidated balance sheet.

(9)  Unit Option Plan

     During 2002, the Company adopted a unit option plan (the Plan) authorizing a maximum of 12,874 units. The Plan provides that unit options may be granted to officers and key employees of the Company. The Company's operating agreement provides for the authorization and issuance of additional units upon the option exercise. During 2002, the Company granted 5,640 unit options, which have a ten-year life and are exercisable at a price of $296.32 per unit. Of these unit options, 3,040 have time-vesting provisions (Time-based Options) that primarily vest ratably over a four-year period, while the remaining 2,600 unit options (Performance-based Options) vest according to performance criteria as defined in the agreement primarily over a three-year period. During 2003, 150 of the Time-based Options and 150 of the Performance-based Options were cancelled.

     On the date of the grant of the unit options, the exercise price of the unit options was equal to a member unit's fair value on the grant dates. Expense related to the Performance-based Options is determined by the amount that the member unit's fair value at the end of the year exceeds the exercise price of the Performance-based option, while considering the amount of Performance-based Options that are vested and earned as of the end of the year, based on the performance criteria as defined in the option agreement. No Performance-based Options were vested at December 31, 2002 and 2003 and March 31, 2004 (unaudited).

     The following table is a summary of the activity for all unit actions granted under the Unit Option Plan.

                                                      For the years ended December 31,                 For the three months
                                            -----------------------------------------------------        ended March 31,
                                                      2002                         2003                        2004
                                            -------------------------    ------------------------   --------------------------
                                                                                                            (unaudited)
                                                             Exercise                   Exercise                     Exercise
                                               Units          Price         Units         Price       Units            Price
                                            ----------     ----------    ----------    ----------   -----------     ----------
     Outstanding at beginning of period....          -     $        -         5,640    $   296.32         5,340     $   296.32
        Granted............................      5,640         296.32             -             -             -              -
        Cancelled..........................          -              -          (300)            -             -              -
                                            ----------     ----------    ----------    ----------   -----------     ----------

     Outstanding at end of period..........      5,640         296.32         5,340        296.32         5,340         296.32
     Exercisable at end of period..........        819     $   296.32         1,532    $   296.32         1,829     $   296.32
                                            ----------     ----------    ----------    ----------   -----------     ----------

                       ELDORADO STONE LLC AND SUBSIDIARIES

(10) Related-Party Transactions--Information as December 31, 2002 and 2003 and for the years ended 2002 and 2003.

     (a)  Employee Relationship

          During 2003, the Company had sales totaling $190,000 with a customer that is owned by an employee of the Company. Accounts receivable from this customer totaled approximately $12,000 at December 31, 2003. Additionally, on January 3, 2003, the Company entered into a lease agreement with the employee for a manufacturing facility used by the Company. During 2003, the Company made payments totaling $55,000 in accordance with the lease.

     (b)  Employee Mortgage Assistance and Severance

          On May 17, 2002, the Company entered into a mortgage assistance program with an employee in which the Company made payments as advances on behalf of the employee during 2002 and 2003 in the amount of $12,000 and $20,000, respectively.

          In October 2003, the Company entered into a severance agreement with the employee that obligated the Company to pay the employee $101,000, cancel the employee's unit options, and forgive the $32,000 balance receivable under the mortgage assistance program. The entire amount of $133,000 was expensed in 2003.

     (c)  Mexico Operations

          The Company uses the services of a manufacturing subcontractor related through common ownership. The Company advances amounts to this entity on a regular basis to assist with operations. Charges incurred for materials purchased and services provided were approximately $5,295,000 and $5,063,000 for the years ended December 31, 2002 and 2003, respectively, and are included in cost of sales. A net amount due of $399,000 in both 2002 and 2003, respectively, from this entity is included in due from affiliate on the accompanying consolidated balance sheets. The net amount due is collateralized by the assets of the entity and repayments will occur on an unspecified payment plan or through the transfer of inventory.

     (d)  Supply and Services Agreement

          On May 2, 2002, the Company entered into an agreement with a customer, owned by an employee of the Company, for the sale of product at a fixed price for the first year of the agreement and then at the lowest distributor pricing, as defined, thereafter through April 30, 2006. During 2002 and 2003, the Company had sales with this customer totaling $2,059,424, and $3,543,000, respectively. At December 31, 2002 and 2003, accounts receivable from this customer totaled approximately $478,000 and $1,157,000, respectively.

          Also on May 2, 2002, the Company entered into a services agreement, which has an initial term of one year and is renewable for successive six month terms, with this customer in which the Company provides space at one of its facilities and pays various expenses on the customer's behalf. Through 2003, the Company paid the customer $20,000 per month in return for the customer providing certain services to the Company including administrative and accounting support. Additionally, on May 2, 2002, the Company entered into a lease agreement with this employee for a manufacturing facility used by the Company. During 2002 and 2003, the Company made payments totaling $53,000 and $80,000, respectively, in accordance with the lease.

                       ELDORADO STONE LLC AND SUBSIDIARIES

     (e)  Member Unit Holders

          The Company prepaid $1.4 million in management fees to an investor for management services to be provided to the Company over five years beginning February 20, 2001. These management services included assistance in the coordination of due diligence and closing procedures for follow-on acquisitions, negotiations related to the expansion of the debt facilities, and ongoing operational consulting services related to the Company's manufacturing processes. The $1.4 million was recorded as a prepaid asset on the accompanying consolidated balance sheets and is amortized over a five-year period.

          Additionally, the Company reimbursed the investor for certain general and administrative expenses totaling $196,000 and $400,000 in 2002 and 2003, respectively. The Company had payables to the investor totaling approximately $81,000 and $0 at December 31, 2002 and 2003, respectively, that are included in accounts payable in the accompanying balance sheets.

     (f)  Employee Advances

          Employee advances of approximately $13,000 and $68,000 at December 31, 2002 and 2003, respectively, are included in prepaid expenses and other on the accompanying balance sheets. These advances are unsecured and non-interest bearing.

(11) Commitments and Contingencies--Information as December 31, 2002 and 2003 and for the years ended 2002 and 2003 except for item (d) below.

     (a)  Franchise Agreements

          A subsidiary of the Company franchises the production of Eldorado Stone(R) products to various regional manufacturers, including the other subsidiaries of the Company. In connection with granting exclusive manufacturing rights in a given area, the subsidiary agrees to provide informal training, marketing information, assistance with openings of plants, and new and replacement molds at mutually agreed upon prices. Total franchise fees and royalty income from franchisees other than the other subsidiaries of the Company was approximately $350,000 and $72,000, and sales of molds to franchisees other than to the subsidiaries of the Company was approximately $2,100,000 and $1,500,000 for the years ended December 31, 2002 and 2003, respectively.

     (b)  Operating Leases

          The Company leases certain of its office and warehouse facilities as well as certain equipment under noncancelable operating leases. Rent expense under these leases was approximately $1,188,000 and $2,101,000 in 2002, and 2003, respectively.

                       ELDORADO STONE LLC AND SUBSIDIARIES

          The future minimum rental payments under noncancelable operating leases are as follows (in thousands):

              2004                                 $     1,751
              2005                                       1,194
              2006                                         799
              2007                                         382
              2008                                         380
                                                   -----------
                                                   $     4,506
                                                   ===========

     (c)  Capital Lease Obligations

          Future minimum capital lease payments as of December 31, 2003 are as follows (in thousands):

              2004                                                  $   41
              2005                                                      30
              2006                                                      10
                                                                    ------
                               Total minimum lease payments             81
              Less amount representing interest                         (5)
                                                                    ------
                               Present value of payments                76
              Less current portion                                      38
                                                                    ------
                               Long-term portion                    $   38
                                                                    ======

     (d)  Warranty Liabilities

          The Company provides a limited warranty on its product for a period of 50 years. The Company analyzes warranty claims and determines the warranty liability based upon historical data and known warranty claims outstanding. The Company's liability associated with their warranty is reflected in accrued expenses and other current liabilities in the accompanying consolidated balance sheets. The change in warranty liabilities from December 31, 2001 through March 31, 2004 is as follows (in thousands):

              Balance, December 31, 2001.......................     $       400
              Changes in the liability for warranties..........             165
              Payments related to warranties...................            (217)
                                                                    -----------
              Balance, December 31, 2002.......................     $       348
              Changes in the liability for warranties..........             129
              Payments related to warranties...................            (257)
                                                                    -----------
              Balance, December 31, 2003.......................     $       220
              Changes in the liability for warranties (unaudited)            19
              Payments related to warranties (unaudited).......             (19)
                                                                    -----------
              Balance, March 31, 2004 (unaudited)..............     $       220
                                                                    ===========

                       ELDORADO STONE LLC AND SUBSIDIARIES

     (e)  Legal Claims

          The Company is subject to certain legal proceedings and claims arising in the ordinary course of business. Management believes that the disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     (f)  Other

          On July 9, 2002, the Company entered into an agreement with an entity, which provides for the entity to manufacture and sell product to the Company at defined prices over the five-year and ninety-day initial term of the agreement. The agreement includes minimum purchase requirements aggregating $2,237,000 over the remaining portion of the initial term. Prices paid under the agreement are determined based on achievement of specified annual purchase levels. Amounts purchased under the agreement totaled approximately $68,000 in 2003. No purchases were made in 2002. In connection with the agreement, the Company is required to supply the entity with replacement molds, which the Company retains title to, over the term of the agreement. At December 31, 2002 and 2003, the Company had approximately $118,000 and $96,000 respectively, of molds, net, at the entity's location.

          In addition, the agreement includes a buy-out option, which allows for the Company to purchase all, but not less than all, of the interests in the entity, at a purchase price as calculated based on the terms of the agreement. The buy-out option is exercisable when the entity achieves certain sales thresholds, as defined. Achievement has not yet occurred.

          The agreement also includes a put-option, which allows the entity to sell 70% of its interests to the Company, if the Company elects not to renew the agreement after the initial term or at the end of the first or second renewal terms, as defined in the agreement. The purchase price is calculated based on the terms included in the agreement.

(12) Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables from wholesale distributors, dealers, and franchisees located throughout the United States, Japan, Canada, and Mexico. The Company performs ongoing credit evaluations of its customers' financial condition and, to date, has not experienced any material losses.

(13) Subsequent Events

     On April 21, 2004, Headwaters Incorporated entered into a purchase agreement to purchase all of the outstanding equity of the Company. The total purchase price is approximately $202.5 million in cash, subject to adjustment for changes in the Company's working capital, and includes the repayment at closing of indebtedness under Eldorado's bank credit agreement and senior subordinated notes at closing.

                             HEADWATERS INCORPORATED
                  INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION
                     (dollar and share amounts in thousands)


On April 21, 2004, Headwaters entered into a definitive agreement to purchase all of the outstanding equity of Eldorado Stone LLC ("Eldorado"). Eldorado is headquartered in San Marcos, California and is engaged primarily in the production and sale of architectural manufactured stone throughout the United States. At the closing of the Eldorado acquisition, Headwaters will pay consideration which is currently estimated to consist of cash payments to the owners of Eldorado of approximately $135,800, cash payments of approximately $66,700 to retire Eldorado debt and related accrued interest for an aggregate purchase price of $202,500, which, together with estimated expenses incurred by Headwaters to consummate the Eldorado acquisition of approximately $3,500, constitutes total consideration of approximately $206,000.

In order to obtain the cash necessary to acquire Eldorado and retire the Eldorado debt, the pro forma financial information assumes that Headwaters will issue $200,000 of debt consisting of $50,000 of senior secured debt under Headwaters' existing credit facility, with a three and one-half-year term and a floating interest rate, and $150,000 of new convertible senior subordinated debt with an effective seven-year term and a fixed interest rate. Headwaters expects to incur approximately $5,250 of debt issuance costs in connection with issuance of the new convertible debt, which is assumed to have a weighted-average effective interest rate of approximately 3.0%.

The Eldorado acquisition will be accounted for using the purchase method of accounting as required by Statement of Financial Accounting Standards No.141, "Business Combinations." Assets acquired and liabilities assumed will be recorded at their estimated fair values as of the actual acquisition date. For purposes of the accompanying pro forma information, approximately $10,000 of the estimated purchase price was allocated to identifiable intangible assets consisting primarily of non-compete agreements, manufacturing and mold technology and franchise contracts with existing franchisees. Intangible assets have an estimated combined average useful life of five years. The remaining purchase price not attributable to the tangible or identifiable intangible assets will be allocated to goodwill. The actual consideration as well as the allocation of the amount of such consideration will likely differ from that reflected in these unaudited pro forma condensed combined financial statements after final valuations and other procedures have been completed.

The pro forma condensed combined balance sheet gives effect to the Eldorado acquisition as if it had been completed as of March 31, 2004 and combines the historical March 31, 2004 balance sheets for both Headwaters and Eldorado. The pro forma condensed combined statements of income for the year ended September 30, 2003 and the six months ended March 31, 2004 give effect to the Eldorado acquisition as if it had occurred on October 1, 2002. The pro forma condensed combined statement of income for the year ended September 30, 2003 combines Headwaters' historical results for the year ended September 30, 2003 with Eldorado's historical results for the year ended December 31, 2003. The pro forma combined statement of income for the six months ended March 31, 2004 combines both Headwaters' and Eldorado's historical results for that six month period. Accordingly, Eldorado's historical results for the three-month period from October 1, 2003 to December 31, 2003 are included in both the pro forma combined statement of income for the year ended September 30, 2003 and the pro forma combined statement of income for the six months ended March 31, 2004. Eldorado revenues and net income for the three-month period ended December 31, 2003 which were included in both of these periods were $28,173 and $894, respectively.

The pro forma condensed combined information is presented for illustrative purposes only. Such information does not purport to be indicative of the results of operations and financial position which actually would have resulted had the Eldorado acquisition occurred on the dates indicated, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available at the time of filing this Form 8-K.

                                                     HEADWATERS INCORPORATED
                                      UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                      as of March 31, 2004


                                                                       Historical
                                                              ---------------------------      Pro Forma           Pro Forma
(thousands of dollars)                                         Headwaters      Eldorado        Adjustments          Combined
-------------------------------------------------------------------------------------------------------------------------------
ASSETS

Current assets:
      Cash and cash equivalents                               $      4,535                    $    200,000   A
                                                                                                  (135,784)  B
                                                                                                   (66,716)  C
                                                                                                    (3,500)  D
                                                                                                    (5,250)  E
                                                                                                     8,750   F    $      2,035
      Short-term trading investments                                33,568                          (8,750)  F          24,818
      Trade receivables, net                                        87,024   $     16,173                              103,197
      Inventories                                                    9,924         17,155                               27,079
      Other current assets                                           5,957          1,553                                7,510
                                                              ---------------------------------------------       -------------
           Total current assets                                    141,008         34,881          (11,250)            164,639
                                                              ---------------------------------------------       -------------

Property, plant and equipment, net                                  53,747         22,017                               75,764
                                                              ---------------------------------------------       -------------
Other assets:
      Intangible assets, net of accumulated amortization           110,121         16,327          (16,327)  G
                                                                                                    10,000   H         120,121
      Goodwill                                                     112,131            725             (725)  I
                                                                                                   154,357   J         266,488
      Debt issue costs and other assets                              4,703          2,365             (667)  K
                                                                                                    (1,265)  L
                                                                                                     5,250   M          10,386
                                                              ---------------------------------------------       -------------
           Total other assets                                      226,955         19,417          150,623             396,995
                                                              ---------------------------------------------       -------------

           Total assets                                       $    421,710   $     76,315     $    139,373        $    637,398
                                                              =============================================       =============




                                                           (continued)

                                                     See accompanying notes.

                                                               57

                                                     HEADWATERS INCORPORATED
                                 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET, continued
                                                      as of March 31, 2004


                                                                       Historical
                                                              ---------------------------      Pro Forma           Pro Forma
(thousands of dollars)                                         Headwaters      Eldorado        Adjustments          Combined
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable                                        $     10,957   $      9,215                         $     20,172
      Accrued personnel costs                                       11,919          1,829                               13,748
      Other accrued liabilities                                     23,936          2,909     $       (291)  N          26,554
      Current portion of long-term debt                              5,012          5,500           (5,500)  O
                                                                                                     5,000   P          10,012
      Current portion of unamortized non-refundable
        license fees                                                 2,066                                               2,066
                                                              ---------------------------------------------       -------------
           Total current liabilities                                53,890         19,453             (791)             72,552
                                                              ---------------------------------------------       -------------

Long-term liabilities:
      Long-term debt                                                45,035         60,925          (60,925)  Q
                                                                                                   150,000   R
                                                                                                    45,000   S         240,035
      Deferred income taxes                                         51,273                                              51,273
      Unamortized non-refundable license fees and other
        long-term liabilities                                        3,860          2,870             (844)  T           5,886
                                                              ---------------------------------------------       -------------
           Total long-term liabilities                             100,168         63,795          133,231             297,194
                                                              ---------------------------------------------       -------------
           Total liabilities                                       154,058         83,248          132,440             369,746
                                                              ---------------------------------------------       -------------



Stockholders' equity (deficit):
      Common stock                                                      33                                                  33
      Capital in excess of par value                               229,562         29,632          (29,632)  U         229,562
      Retained earnings (accumulated deficit)                       40,932        (35,721)          35,721   V          40,932
      Treasury stock, at cost                                       (2,683)                                             (2,683)
      Other                                                           (192)          (844)             844   W            (192)
                                                              ---------------------------------------------       -------------
           Total stockholders' equity (deficit)                    267,652         (6,933)           6,933             267,652
                                                              ---------------------------------------------       -------------

           Total liabilities and stockholders'
             equity (deficit)                                 $    421,710   $     76,315     $    139,373        $    637,398
                                                              =============================================       =============



                                                     See accompanying notes.

                                                               58

                                                     HEADWATERS INCORPORATED
                                   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                              For the year ended September 30, 2003



                                                                           Historical
                                                                ---------------------------------   Pro Forma        Pro Forma
(thousands of dollars and shares, except per share amounts)       Headwaters         Eldorado      Adjustments        Combined
-------------------------------------------------------------------------------------------------------------------------------
                                                                (Year ended         (Year ended
                                                            September 30, 2003)  December 31, 2003)
Revenue:
     Sales of chemical reagents                                  $    128,375                                        $   128,375
     License fees                                                      35,726                                             35,726
     Coal combustion products revenues                                169,938                                            169,938
     Sales of construction materials                                   49,350       $    103,659                         153,009
     Other revenues                                                     4,241                                              4,241
                                                                 ----------------------------------------------      ------------
          Total revenue                                               387,630            103,659                         491,289
                                                                 ----------------------------------------------      ------------
Operating costs and expenses:
     Cost of chemical reagents sold                                    87,386                                             87,386
     Cost of coal combustion products revenues                        123,146                                            123,146
     Cost of construction materials sold                               37,689             65,198                         102,887
     Cost of other revenues                                             3,919                                              3,919
     Depreciation and amortization                                     12,982             13,388  $     (5,881)  X
                                                                                                         2,000   Y        22,489
     Research and development                                           4,674                                              4,674
     Selling, general and administrative                               40,715             17,059                          57,774
                                                                 ----------------------------------------------      ------------
          Total operating costs and expenses                          310,511             95,645        (3,881)          402,275
                                                                 ----------------------------------------------      ------------
Operating income                                                       77,119              8,014         3,881            89,014
                                                                 ----------------------------------------------      ------------

Other income (expense):
     Interest and net investment income                                   310                                                310
     Interest expense                                                 (15,687)            (5,349)        4,765  Z
                                                                                                           584  AA
                                                                                                          (750) BB
                                                                                                        (1,680) CC
                                                                                                        (4,500) DD       (22,617)
     Losses on notes receivable and investments                        (2,436)                                            (2,436)
     Other, net                                                           775                                                775
                                                                 ----------------------------------------------      ------------
          Total other expense, net                                    (17,038)            (5,349)       (1,581)          (23,968)
                                                                 ----------------------------------------------      ------------
Income before income taxes                                             60,081              2,665         2,300            65,046
     Income tax provision                                             (23,450)                          (1,936) EE       (25,386)
                                                                 ----------------------------------------------      ------------
Net income                                                       $     36,631       $      2,665  $        364       $    39,660
                                                                 ==============================================      ============

Basic earnings per common share                                  $       1.35                                        $      1.46
                                                                 =============                                       ============
Diluted earnings per common share                                $       1.30                                        $      1.41
                                                                 =============                                       ============

Weighted-average shares outstanding:
     Basic                                                             27,083                                             27,083
                                                                 =============                                       ============
     Diluted                                                           28,195                                             28,195
                                                                 =============                                       ============


                                                     See accompanying notes.

                                                               59

                                                     HEADWATERS INCORPORATED
                                   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                            For the six months ended March 31, 2004



                                                                           Historical
                                                                ---------------------------------   Pro Forma        Pro Forma
(thousands of dollars and shares, except per share amounts)       Headwaters         Eldorado      Adjustments        Combined
-------------------------------------------------------------------------------------------------------------------------------
Revenue:
     Sales of chemical reagents                                  $     63,109                                        $    63,109
     License fees                                                      45,832                                             45,832
     Coal combustion products revenues                                 84,692                                             84,692
     Sales of construction materials                                   23,181       $     55,936                          79,117
     Other revenues                                                     4,175                                              4,175
                                                                 ----------------------------------------------      ------------
         Total revenue                                                220,989             55,936                         276,925
                                                                 ----------------------------------------------      ------------
Operating costs and expenses:
     Cost of chemical reagents sold                                    43,019                                             43,019
     Cost of coal combustion products revenues                         60,746                                             60,746
     Cost of construction materials sold                               19,256             36,310                          55,566
     Cost of other revenues                                               317                                                317
     Depreciation and amortization                                      6,507              6,691  $     (2,975)  X
                                                                                                         1,000   Y        11,223
     Research and development                                           3,456                                              3,456
     Selling, general and administrative                               27,617              9,507                          37,124
                                                                 ----------------------------------------------      ------------
         Total operating costs and expenses                           160,918             52,508        (1,975)          211,451
                                                                 ----------------------------------------------      ------------
Operating income                                                       60,071              3,428         1,975            65,474
                                                                 ----------------------------------------------      ------------

Other income (expense):
     Interest and net investment income                                   362                                                362
     Interest expense                                                 (11,350)            (2,681)        2,372  Z
                                                                                                           309  AA
                                                                                                          (375) BB
                                                                                                          (840) CC
                                                                                                        (2,250) DD       (14,815)
     Loss on note receivable                                           (1,038)                                            (1,038)
     Other, net                                                        (1,356)                 -                          (1,356)
                                                                 ----------------------------------------------      ------------
         Total other expense, net                                     (13,382)            (2,681)         (784)          (16,847)
                                                                 ----------------------------------------------      ------------
Income before income taxes                                             46,689                747         1,191            48,627
     Income tax provision                                             (17,970)                            (756) EE       (18,726)
                                                                 ----------------------------------------------      ------------
Net income                                                       $     28,719       $        747  $        435       $    29,901
                                                                 ==============================================      ============

Basic earnings per common share                                  $       0.95                                        $      0.98
                                                                 =============                                       ============
Diluted earnings per common share                                $       0.91                                        $      0.95
                                                                 =============                                       ============

Weighted-average shares outstanding:
     Basic                                                             30,371                                             30,371
                                                                 =============                                       ============
     Diluted                                                           31,593                                             31,593
                                                                 =============                                       ============

                                                     See accompanying notes.

                                                               60

                             HEADWATERS INCORPORATED
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS
                     (dollar and share amounts in thousands)


1. Basis of Presentation

The pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

2. Probable Acquisition of Eldorado Stone LLC

On April 21, 2004, Headwaters entered into a definitive agreement to purchase all of the outstanding equity of Eldorado Stone LLC ("Eldorado"). Eldorado is headquartered in San Marcos, California and is engaged primarily in the production and sale of architectural manufactured stone throughout the United States. At the closing of the Eldorado acquisition, Headwaters will pay consideration which is currently estimated to consist of cash payments to the owners of Eldorado of approximately $135,800, cash payments of approximately $66,700 to retire Eldorado debt and related accrued interest for an aggregate purchase price of $202,500, which, together with estimated expenses incurred by Headwaters to consummate the Eldorado acquisition of approximately $3,500, constitutes total consideration of approximately $206,000.

In order to obtain the cash necessary to acquire Eldorado and retire the Eldorado debt, the pro forma financial information assumes that Headwaters will issue $200,000 of debt consisting of $50,000 of senior secured debt under Headwaters' existing credit facility, with a three and one-half-year term and a floating interest rate, and $150,000 of new convertible senior subordinated debt with an effective seven-year term and a fixed interest rate. Headwaters expects to incur approximately $5,250 of debt issuance costs in connection with issuance of the new convertible debt, which is assumed to have a weighted-average effective interest rate of approximately 3.0%.

The following table sets forth the estimated consideration to be exchanged at closing to acquire Eldorado:

Estimated consideration at closing:
    Cash to be paid to Eldorado stockholders                       $135,784
    Cash to be paid to retire Eldorado debt and
      related accrued interest                                       66,716
    Estimated direct costs                                            3,500
                                                                   --------
              Total                                                $206,000
                                                                   ========

The following table sets forth a preliminary allocation of the total estimated consideration to the tangible and intangible assets to be acquired and liabilities to be assumed:

Preliminary purchase price allocation:
     Tangible assets acquired, net of liabilities assumed          $ 41,643
     Intangible assets acquired:
         Intangible assets                                           10,000
         Goodwill                                                   154,357
                                                                   --------
              Total estimated consideration at closing             $206,000
                                                                   ========

                             HEADWATERS INCORPORATED
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS
                     (dollar and share amounts in thousands)


The Eldorado acquisition will be accounted for using the purchase method of accounting as required by Statement of Financial Accounting Standards No. 141, "Business Combinations." Assets acquired and liabilities assumed will be recorded at their estimated fair values as of the actual acquisition date. The fair value of tangible assets primarily consists of property, plant and equipment of $22,000 and trade receivables and inventory, net of trade payables and accrued liabilities, of $20,000. For purposes of the accompanying pro forma information, approximately $10,000 of the estimated purchase price was allocated to identifiable intangible assets consisting primarily of non-compete agreements, manufacturing and mold technology and franchise contracts with existing franchisees. Intangible assets have an estimated combined average useful life of five years. The remaining purchase price not attributable to the tangible or identifiable intangible assets will be allocated to goodwill. The actual consideration as well as the allocation of the amount of such consideration will likely differ from that reflected in these unaudited pro forma condensed combined financial statements after final valuations and other procedures have been completed.

3. Pro Forma Financial Statements and Adjustments

The pro forma condensed combined balance sheet gives effect to the Eldorado acquisition as if it had been completed as of March 31, 2004 and combines the historical March 31, 2004 balance sheets for both Headwaters and Eldorado. The pro forma combined statements of income for the year ended September 30, 2003, and the six months ended March 31, 2004, give effect to the acquisition as if it had occurred on October 1, 2002. The pro forma combined statement of income for the year ended September 30, 2003 combines Headwaters' historical results for the year ended September 30, 2003 with Eldorado's historical results for the year ended December 31, 2003. The pro forma combined statement of income for the six months ended March 31, 2004 combines both Headwaters' and Eldorado's historical results for that six month period. Accordingly, Eldorado's historical results for the three-month period from October 1, 2003 to December 31, 2003 are included in both the pro forma combined statement of income for the year ended September 30, 2003 and the pro forma combined statement of income for the six months ended March 31, 2004. Eldorado revenues and net income for the three-month period ended December 31, 2003 which were included in both of these periods were $28,173 and $894, respectively.

The pro forma combined financial statements are presented for illustrative purposes only. Such information does not purport to be indicative of the results of operations or financial position which actually would have resulted had the acquisition occurred on the dates indicated, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available at the time of filing this Form 8-K.

The pro forma condensed combined financial statements give effect to the following pro forma adjustments:

     A    Cash proceeds from new issuances of long-term debt by Headwaters.

     B    Cash to be paid at closing to previous Eldorado owners.

     C Cash to be paid at closing to retire Eldorado debt and related accrued interest.

                             HEADWATERS INCORPORATED
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS
                     (dollar and share amounts in thousands)


     D Cash paid for estimated expenses incurred by Headwaters for the acquisition.

     E Cash paid for estimated debt issuance costs related to the convertible senior subordinated debt of $150,000 borrowed for the acquisition.

     F Cash from sale of short-term trading investments to pay expenses incurred by Headwaters for the acquisition and debt issuance costs related to the convertible senior subordinated debt of $150,000.

     G    Elimination of Eldorado's historical intangible assets.

     H Adjustment to record new intangible assets, primarily non-compete agreements, manufacturing and mold technology and franchise contracts with existing franchisees.

     I    Elimination of Eldorado's historical goodwill.

     J Adjustment to record new goodwill, based on estimated fair values of Eldorado assets acquired and liabilities assumed.

     K Elimination of Eldorado's historical prepaid management fees and capitalized trademark costs.

     L    Elimination of Eldorado's debt issuance costs.

     M Capitalization of estimated debt issuance costs related to new issuance of convertible senior subordinated debt for $150,000.

     N    Payment of Eldorado accrued interest.

     O    Retirement of current portion of Eldorado pre-acquisition debt.

     P    Current portion of $50,000 senior debt borrowed for the acquisition.

     Q    Retirement of long-term portion of Eldorado pre-acquisition debt.

     R Convertible subordinated debt of $150,000 borrowed for the acquisition.

     S    Long-term portion of $50,000 senior debt borrowed for the acquisition.

     T Elimination of Eldorado's long-term liability for unrealized losses on derivative instruments, primarily interest rate swaps.

     U    Elimination of Eldorado's historical capital.

     V    Elimination of Eldorado's historical accumulated deficit.

     W    Elimination of Eldorado's historical other equity.

     X Elimination of Eldorado's historical amortization of intangibles and trademark costs.

     Y Adjustment to amortize new intangibles, estimated at $10,000, over an estimated average life of five years. New intangibles primarily include non-compete agreements, manufacturing mold technology and franchise contracts with existing franchisees.

     Z Elimination of Eldorado's interest on pre-acquisition debt retired by Headwaters at closing.

     AA Elimination of Eldorado's historical amortization of deferred financing costs.

     BB Adjustment to record interest for amortization of new debt issuance costs of $5,250 on issuance of $150,000 of convertible senior subordinated debt using an effective seven-year life.

     CC Adjustment to record interest on new $50,000 long-term senior debt using a 3.36% effective interest rate. The effect of a 1/8% change in the effective interest rate would be approximately $62.5 per year.

     DD Adjustment to record interest on new $150,000 long-term convertible senior subordinated debt using a 3.0% effective interest rate. The effect of a 1/8% change in the effective interest rate would be approximately $187.5 per year.

     EE Combined income tax effect of Eldorado's historical net income plus the profit and loss-related pro forma adjustments, calculated using a combined effective federal and state income tax rate of approximately 39%.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                 HEADWATERS INCORPORATED
                                                 Registrant


Date:  May 25, 2004                              /s/ Kirk A. Benson
                                                 -------------------------------
                                                 Kirk A. Benson
                                                 Chief Executive Officer
                                                 (Principal Executive Officer)